ACQUISITION AND MERGER AGREEMENT

by and among

MIDWEST HOLDING GROUP, INC.,

MILLIS REAL ESTATE LEASING, LLC,

THE MEMBERS OF MILLIS REAL ESTATE LEASING, LLC,

HEARTLAND TRUCKING, INC.

HEARTLAND EXPRESS, INC. OF IOWA

HEARTLAND EXPRESS, INC.,
in its capacity as guarantor

and

David P. Millis,
in his capacity as Sellers' Representative

Dated as of August 26, 2019

TABLE OF CONTENTS
ARTICLE 1
MERGER, PURCHASE AND SALE
1.01    Merger, Purchase and Sale    1
1.02    Calculation of Final Consideration    2
1.03    The Closing    4
1.04    Closing Deliveries by the Entities and Sellers    4
1.05    Closing Deliveries by Buyer    6
1.06    Merger Filing    6
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF MIDWEST AND THE SELLERS
2.01    Organization; Power and Authority; Authorization    7
2.02    Enforceability    7
2.03    No Conflicts; Litigation    7
2.04    Title    7
2.05    Brokerage    8
2.06    No Affiliate Transactions; No Assets Used in Business    8
2.07    Company Managers’ Investment Intent    8
ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES AND ENTITIES
3.01    Good Standing; Power and Authority; Enforceability    9
3.02    Authorization; No Conflicts    10
3.03    Subsidiaries    10
3.04    Equity Securities    10
3.05    Membership Interests    10
3.06    Financial Statements; Undisclosed Liabilities; Internal Controls    10
3.07    Accounts Receivable    11
3.08    Absence of Certain Developments    11
3.09    Real and Personal Properties    13
3.10    Tractors and Trailers    14
3.11    Taxes    14
3.12    Contracts and Commitments    16
3.13    Intellectual Property    18
3.14    Litigation    20
3.15    Employee Benefit Plans    20
3.16    Insurance    23
3.17    Compliance with Laws    23
3.18    Environmental Matters    23
3.19    Affiliated Transactions    24
3.20    Brokerage and Expenses    24
3.21    Sufficiency of and Title to Assets    24
3.22    Employee Relations    24
3.23    Drivers    25
3.24    Employees    25
3.25    Permits    25
3.26    Banking    26
3.27    Loans to Officers and Directors    26
3.28    Fair Competition    26
3.29    Capital Expenditures; Dispositions    26
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
4.01    Good Standing    26
4.02    Power and Authority; Authorization    26
4.03    Enforceability    26
4.04    No Conflicts    27
4.05    Brokerage    27
4.06    Investment Representation    27
4.07    Parent Shares    27
4.08    Merger Sub    27
4.09    Exclusive Representations and Warranties of Sellers    27
ARTICLE 5
INDEMNIFICATION
5.01    Survival    28
5.02    Indemnification by Buyer    28
5.03    Indemnification by Sellers    28
5.04    Escrow; Indemnification Matters    29
5.05    Procedures Relating to Indemnification    31
5.06    Determination of Loss Amount    32
5.07    Acknowledgments    33
5.08    Director and Officer Indemnification    33
ARTICLE 6
ADDITIONAL AGREEMENTS
6.01    Tax Matters    34
6.02    Further Assurances    36
6.03    Access to Books and Records    36
6.04    Non-Competition, Non-Solicitation and Non-Disclosure    36
6.05    Repayment of Guarantied Obligations; Release of Guaranties    38
6.06    Holding Period for Parent Common Stock    38
6.07    Wipfli Audit and Consent    39
6.08    Employee Benefits    39
6.09    Sellers’ Waiver of Indemnification    40
6.10    Limitation on Damages    40
6.11    New York Title Commitment    40

ARTICLE 7
DEFINITIONS
7.01    Definitions    40
7.02    Other Definitional Matters    49
ARTICLE 8
MISCELLANEOUS
8.01    Press Releases and Announcements    50
8.02    Expenses    50
8.03    Notices    50
8.04    Assignment    51
8.05    Severability    51
8.06    Construction and Disclosure    51
8.07    Captions    51
8.08    Amendment and Waiver    51
8.09    Complete Agreement    52
8.10    Counterparts    52
8.11    Governing Law    52
8.12    JURISDICTION; VENUE; SERVICE OF PROCESS    52
8.13    WAIVER OF JURY TRIAL    52
8.14    No Third Party Beneficiaries    53
8.15    Payments Under Agreement    53
8.16    Sellers' Representative    53
8.17    Electronic Delivery    55
8.18    Legal Representation    55
8.19    Parent Guaranty    55

Disclosure Schedules
Schedule 1.02(a)(ii)        Estimated Closing Date Indebtedness
Schedule 1.02(f)        Net Working Capital
Schedule 1.04(c)        Entities’ and Sellers’ Notice Filings and Consents
Schedule 1.04(h)        Payoff Letters
Schedule 1.04(k)        Terminating Contracts
Schedule 1.05(c)        Buyer Notice Filings and Consents
Schedule 2.03            No Conflicts – Sellers
Schedule 2.04            Ownership
Schedule 2.06            Affiliate Transactions
Schedule 3.01            Foreign Qualifications
Schedule 3.02            No Conflicts – Entities
Schedule 3.03            Subsidiaries
Schedule 3.04            Equity Securities
Schedule 3.05            Membership Interests
Schedule 3.06(a)        Financial Statements
Schedule 3.06(b)        Undisclosed Liabilities
Schedule 3.07            Accounts Receivable
Schedule 3.08            Absence of Certain Developments
Schedule 3.08(d)        Entities’ Budgets
Schedule 3.08(i)        Adoption, Amendment, Termination of any Benefit Plan
Schedule 3.09(a)        Owned Real Property
Schedule 3.09(b)        Real and Personal Property Leases
Schedule 3.09(c)        Real and Personal Properties
Schedule 3.10(a)        Physical Damage
Schedule 3.10(b)        Public and Non-Public Scores
Schedule 3.10(c)(i)        Tractor and Trailer Leases
Schedule 3.10(c)(ii)        Tractors and Trailers Owned
Schedule 3.10(d)        Out of Service Tractors and Trailers
Schedule 3.11(a)        Tax Returns
Schedule 3.11(b)        Tax Matters
Schedule 3.12(a)        Contracts and Commitments
Schedule 3.12(b)        Missing and Incomplete Contracts
Schedule 3.12(c)        Customer Contracts
Schedule 3.13(a)(i)        Registered Intellectual Property and Certain Other Intellectual Property
Schedule 3.13(a)(ii)        Licenses and Sublicenses
Schedule 3.13(a)(iii)        Affiliate Intellectual Property
Schedule 3.13(b)        Intellectual Property Rights
Schedule 3.13(c)        Intellectual Property Ownership
Schedule 3.13(d)         Data Back-up and Computer System Procedures
Schedule 3.13(e)        Material Technology
Schedule 3.13(f)        Software
Schedule 3.14            Litigation
Schedule 3.15(a)        Employee Benefit Plans
Schedule 3.15(e)        Employee Benefits Matters
Schedule 3.15(h)        Employee Benefit Plans Securities
Schedule 3.15(i)        Section 280G Payments
Schedule 3.15(k)        COBRA Liability
Schedule 3.16            Insurance Policies
Schedule 3.17            Compliance with Laws
Schedule 3.18            Environmental Matters
Schedule 3.19            Affiliated Transactions
Schedule 3.20            Brokerage and Expenses
Schedule 3.21            Liens
Schedule 3.22            Employee Relations
Schedule 3.23(e)        Drivers
Schedule 3.25            Permits
Schedule 3.26            Bank Accounts
Schedule 3.27            Loans to Officers and Directors
Schedule 3.29(a)        Capital Expenditures
Schedule 3.29(b)        Dispositions
Schedule 4.04            No Conflicts – Buyer
Schedule 5.03(b)(vii)        Specific Indemnities
Schedule 5.04(c)        Escrow Release Dates and Amounts
Schedule 7.01(jjjj)        Permitted Liens
Schedule 7.01(zzzz)        Seller Personal Property
Schedule 7.01(sssss)        Transaction Expenses

Exhibits
Exhibit A            Plan of Merger
Exhibit B            Escrow Agreement
Exhibit C            Transfer Agent Instruction Letter
Exhibit D            Owners’ Account for Payments to Sellers’ Representative
Exhibit E            Form of Release of Claims

ACQUISITION AND MERGER AGREEMENT
This Acquisition and Merger Agreement (this "Agreement") is executed and delivered as of August 26, 2019, by and among (i) Heartland Express, Inc. of Iowa, an Iowa corporation (the "Buyer"); (ii) Heartland Trucking, Inc., a Wisconsin corporation and wholly owned subsidiary of Buyer (“Merger Sub”); (ii) Midwest Holding Group, Inc., a Wisconsin corporation ("Midwest"); (iii) Millis Real Estate Leasing, LLC, a Wisconsin limited liability company (“Millis” and with Midwest, collectively the “Companies” and each a “Company”) (the Companies with all Subsidiaries of Midwest collectively the “Entities” and each an “Entity”); (iv) the Persons listed on the signature pages hereto as the members of Millis (individually a "Seller" and collectively, "Sellers"); David P. Millis, in capacity as Sellers' Representative; and (v) Heartland Express, Inc., a Nevada corporation ("Parent"), in its capacity as guarantor. Capitalized terms used herein have the meanings set forth in Article 7 below or elsewhere in this Agreement.
WHEREAS, the Sellers own all of the membership interests in Millis (the “Membership Interests”); and
WHEREAS, subject to the terms and conditions in this Agreement, (i) Buyer and Midwest desire to cause the Merger Sub to merge with and into Midwest, with Midwest as the surviving corporation and the Buyer as the sole owner of all of the issued and outstanding capital stock of Midwest (the “Midwest Stock” and with the “Membership Interests”, the “Equity”), in exchange for the consideration described herein, and (ii) Buyer desires to purchase from Sellers, and Sellers desire to sell, assign, transfer and convey to Buyer, all of the Membership Interests for the consideration described herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
ARTICLE 1
MERGER, PURCHASE AND SALE
1.01    Merger, Purchase and Sale. Subject to the terms and conditions in this Agreement, at the Closing, the parties to this Agreement take the following actions: (1) the Merger Sub is hereby merged with and into Midwest, with Midwest as the surviving corporation, Buyer as the owner of all of the Midwest Stock, and in consideration of the Merger Consideration (the “Merger”), pursuant to that Plan of Merger attached hereto as Exhibit A (the “Plan of Merger”); (2) Buyer hereby purchases and acquires from Sellers, and each Seller hereby sells, assigns, transfers and conveys to Buyer, all of the Membership Interests owned by such Seller free and clear of all Liens, in exchange for the Membership Interests Consideration. In furtherance of such actions:
(a)    at the Closing, Buyer will make payment of an amount equal to the Estimated Aggregate Closing Consideration, as follows:
(i)    by wire transfer of immediately available funds in an amount equal to $15,000,000 (the “Escrow Amount”) to the Escrow Agent under the escrow agreement attached hereto as Exhibit B (the "Escrow Agreement") to be held in an escrow account (the “Escrow Account”) and released in accordance with such Escrow Agreement;
(ii)    by irrevocable instruction to the transfer agent of Parent's common stock, $0.01 par value (the "Parent Common Stock"), in the form of the letter attached as Exhibit C (the "Transfer Agent Instruction Letter"), to deliver share certificates issued in the names of the Company Managers in accordance with the allocation among such Company Managers set forth in Exhibit C representing Parent Common Stock with a value equal to $750,000, valuing each share at $20.00, provided the average closing price of Parent’s Common Stock on Nasdaq Global Select Market for the ten (10) trading days ending on the trading day prior to the date hereof is between $18.00 and $22.00 (the “Collar”). If the average closing price for such period is above or below the Collar, the value of the Parent Common Stock will be adjusted up or down to the close edge of the Collar; and
(iii)    the balance of the Estimated Aggregate Closing Consideration by wire transfer of immediately available funds to the Sellers’ Representative, for distribution to the account set forth on Exhibit D, for distribution to the Owners.
(b)    at the Closing, Sellers will deliver, or cause to be delivered, to Buyer the Membership Interests representing 100% of the Membership Interests together with duly executed letters of transmittal or transfer powers, in a form reasonably acceptable to Buyer.
(c)    at Closing, the Merger will have been consummated.
1.02    Calculation of Final Consideration.
(a)    For purposes of this Agreement, the "Aggregate Closing Consideration" means an amount equal to the result of: (i) the enterprise value of $149,070,000 representing $144,250,000 to be paid in consideration to the stockholders of all of the issued and outstanding shares of stock in Midwest immediately prior to the Merger (the “Shareholders” and with the Sellers, collectively the “Owners”) in exchange for the surrender of all of their equity ownership interests in Midwest as a result of the Merger (the “Merger Consideration”), $4,070,000 in exchange for the Membership Interests (the “Membership Interests Consideration”), and $750,000 in Parent Common Stock to the Company Managers for their acceptance of continued employment with Millis Transfer, Inc. at Closing, subject to the holding requirements herein minus (ii) the actual outstanding amount of Indebtedness as of 12:00:01 a.m., Central Time, on the Closing Date set forth on Schedule 1.02(a)(ii), minus (iii) the actual amount of Transaction Expenses outstanding as of the Closing Date after giving effect to the Closing plus (iv) the actual amount of any Cash on Hand as of 12:00:01 a.m., Central Time, on the Closing Date, plus or minus, as applicable (v) (A) plus the amount, if any, by which actual Net Working Capital as of 12:00:01 a.m., Central Time, on the Closing Date exceeds the Net Working Capital Target plus, or (B) minus the amount, if any, by which actual Net Working Capital as of 12:00:01 a.m., Central Time, on the Closing Date is less than the Net Working Capital Target. Notwithstanding the foregoing or anything in this Agreement to the contrary, (x) when calculating the Aggregate Closing Consideration and Final Aggregate Closing Consideration the calculations will be performed as if the Closing had not occurred, except that the distribution of Seller Personal Property will have occurred and shall not be taken into account in the calculation of the Aggregate Closing Consideration, and the incurrence and payment of all Transaction Expenses outstanding as of the Closing Date will be taken into consideration and (y) the Sellers will cause Indebtedness as of the Closing to be not greater than Indebtedness as of 12:00:01 a.m., Central Time, and Cash on Hand as of the Closing to be not less than Cash on Hand as of 12:00:01 a.m., Central Time. All adjustments pursuant to Section 1.02(a)(ii)-(v) will be adjustments to the Merger Consideration.
(b)    After the Closing and until Sellers’ Representative has prepared, in consultation with Buyer, and delivered the Closing Statement (as defined below) to Buyer, Sellers' Representative (or its agents or representatives) will be permitted (upon reasonable advance written notice and during normal business hours) to review each Entity’s books and records and working papers that are reasonably necessary for Sellers’ Representative (or its agents or representatives) to prepare the Closing Statement and determine the Aggregate Closing Consideration (and the components thereof), and Buyer will provide Sellers' Representative (or its agents or representatives) with reasonable access to each Entity’s personnel, books and records, and facilities in connection with such process. Subject to Buyer’s compliance with its obligations set forth in the preceding sentence, within sixty (60) days after the Closing Date, Sellers’ Representative will deliver to Buyer a statement setting forth Sellers’ Representative’s proposed calculation of the Final Aggregate Closing Consideration with a comparison to the Estimated Aggregate Closing Consideration, including Sellers’ Representative’s calculation of each of the components thereof in sufficient detail to identify each item of difference between the Estimated Aggregate Closing Consideration and the Final Aggregate Closing Consideration, including details regarding each component of Indebtedness and each component of Transaction Expenses (the "Closing Statement").
(c)    The proposed Closing Statement delivered by Sellers’ Representative to Buyer will become final and binding on the parties thirty (30) days following Sellers’ Representative’s delivery thereof to Buyer except to the extent (and only to the extent) Buyer delivers written notice of its disagreement (the "Closing Consideration Notice of Disagreement") to Sellers’ Representative on or prior to such date. All matters not subject to dispute as specifically identified in the Closing Consideration Notice of Disagreement will be final and binding. The Closing Consideration Notice of Disagreement must identify with specificity each item in the Closing Statement that the Buyer disagrees with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount in dispute. If Buyer timely delivers a Closing Consideration Notice of Disagreement, then such matters will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Sellers' Representative resolve in writing any differences they have with respect to the matters specified in the Closing Consideration Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.
(d)    During the thirty (30) days following delivery of a Closing Consideration Notice of Disagreement, Buyer and Sellers' Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Closing Consideration Notice of Disagreement. At the end of such thirty (30) day period, Buyer and Sellers' Representative will submit to the Independent Accountants for resolution all matters that remain in dispute, which were included in the Closing Consideration Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Aggregate Closing Consideration in accordance with the terms of this Agreement (with it being understood that Buyer and the Sellers' Representative will request that the Independent Accountants deliver to Buyer and the Sellers' Representative its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Sellers' Representative. The Independent Accountants' determination will be based solely on written materials submitted by Buyer and Sellers' Representative (i.e., not on independent review) and on the definitions of "Aggregate Closing Consideration," "Indebtedness," "Cash on Hand," "Transaction Expenses," and "Net Working Capital" (and related definitions) included herein and the provisions of this Agreement.
(e)    The costs and expenses of the Independent Accountants will be allocated between Buyer and Sellers’ Representative based upon the percentage of the portion of the contested amount not awarded to Buyer or Sellers bears to the amount actually contested by such party. For example, if Sellers' Representative claims the actual Aggregate Closing Consideration is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by Sellers' Representative, and if the Independent Accountants ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Sellers’ Representative.
(f)    If the Aggregate Closing Consideration as finally determined pursuant to this Section 1.02 (the "Final Aggregate Closing Consideration") is greater than the Estimated Aggregate Closing Consideration by more than the amount set forth on Schedule 1.02(f) (the “NWC Variance”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Buyer will pay to Sellers’ Representative, by wire transfer of immediately available funds to the account specified on Exhibit D, the amount of such difference (the “Underpayment”).
(g)    If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration by more than the NWC Variance, then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Buyer and Sellers’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to deliver to Buyer from the Escrow Account the amount of such difference (the “Overpayment”).
(h)    The dispute resolution provisions provided in this Section 1.02 will be the exclusive remedies for the matters addressed or that could be addressed therein. For the avoidance of doubt, and without limiting the generality of the foregoing, none of the Owners will have any obligation to fund or otherwise replenish the Escrow Account.
(i)    All payments required pursuant to Sections 1.02(f) and 1.02(g) will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Equity.
(j)    The provisions of this Section 1.02 will apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and no amount will be (or is intended to be) included in whole or in part (either as an increase or reduction) more than once in calculation of (including any component of) Aggregate Closing Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.
1.03    The Closing. The closing of the Merger and the purchase and sale of the Membership Interests and the transactions contemplated by this Agreement (the "Closing") will occur simultaneously with the execution and delivery of this Agreement by the parties (the date on which the Closing occurs, the "Closing Date"). The Closing will be deemed completed as of 12:00:01 a.m., Central Time, on the Closing Date.
1.04    Closing Deliveries by the Entities and Sellers. At or prior to the Closing, the Entities, the Sellers’ Representative and Sellers, as the case may be, will deliver or cause to be delivered to Buyer the following documents, each of which will be in form and substance satisfactory to Buyer:
(a)    (i) A copy of the certificate of incorporation, or applicable organizational document, of each Entity, certified by the Secretary of State (or equivalent State department) of each Entity’s state of incorporation or organization and dated not earlier than twenty (20) days prior to the Closing Date; (ii) a certificate of good standing (or a certificate of existence/authorization if the concept of good standing is not recognized in the jurisdiction) of each Entity from the Secretary of State (or equivalent State department) of each Entity’s state of incorporation or organization dated not earlier than twenty (20) days prior to the Closing Date; and (iii) certificates from the Secretary of State (or equivalent State department) of each state where each Entity is qualified to do business, dated not earlier than twenty (20) days prior to the Closing Date, that each Entity is in good standing in each such state;
(b)    A certificate of the secretary or assistant secretary of each Entity, certifying as to (i) a copy of the bylaws, or other applicable equivalent governing document, of each Entity, (ii) a copy of the resolutions of the board of directors, board of managers, stockholders, members, or other applicable governing body, of each Entity, approving and authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents to which each Entity is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, (iii) no action has been taken or is pending to dissolve each Entity, and (iv) incumbency and signatures of each of the Entities’ officers or managers who are authorized to execute and deliver this Agreement and any of the other Transaction Documents;
(c)    Copies of all notice filings given to, and consents and approvals of, State Bank Financial listed on Schedule 1.04(c). Buyer has waived all other notice filings, consents, and approvals listed on Schedule 1.04(c);
(d)    The Escrow Agreement, duly executed by the Escrow Agent and Sellers' Representative on behalf of Owners;
(e)    The Plan of Merger executed by a duly appointed officer of Midwest immediately prior to the Merger;
(f)    Copies of the stock certificates representing 100% of the outstanding capital stock of Midwest, surrendered by the Shareholders for cancellation upon the occurrence of the Merger;
(g)    Duly executed transfer powers or assignments transferring from Sellers to Buyer 100% of the Membership Interests in Millis;
(h)    Payoff or similar letters from the entities set forth on Schedule 1.04(h) prior to the Closing indicating that, upon payment of the amount specified in such letters (which in the aggregate will cover all Indebtedness as of the Closing and all Transaction Expenses as of the Closing, other than those Transaction Expenses that are accrued in the determination of Net Working Capital and that Indebtedness associated with Permitted Liens), all Liens against the Equity and the property of any Entity held by such Persons will be released and all obligations of each Entity (other than contractual contingent indemnity obligations) to such Persons will be satisfied;
(i)    Duly executed resignations, effective as of the Closing, of each director and officer that is not a full time employee of any Entity requested by Buyer;
(j)    A certificate duly executed by each Entity that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that such Entity is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation and, accordingly, the equity interests of each Entity are not United States real property interests;
(k)    Evidence of termination or amendment of the contracts specified on Schedule 1.04(k), which termination documents will provide that all obligations of each Entity are terminated as of the Closing and no future payment by the Entity is required under any such contract;
(l)    Legal opinions of Fox Rothschild L.L.P (as to certain matters) and Weld Riley, S.C. (as to certain matters), in reasonable and customary form;
(m)    Consent duly executed by Wipfli LLP, the Companies’ independent registered public accountants, consenting to inclusion of the Companies’ Year-end Financial Statements in Parent's filings with the United States Securities and Exchange Commission ("SEC");
(n)    The releases and other documentation required under Section 6.05(b);
(o)    Flow of Funds Direction for Estimated Aggregate Closing Consideration;
(p)    Releases of claims duly executed by each Seller, and such of the Owners as can be obtained, in the form attached as Exhibit E;
(q)    Certification from State Bank Financial that no amounts are owing to it under the line of credit, promissory note, or otherwise;
(r)    Evidence of the pre-Closing actions taken with respect to Section 6.08; and
(s)    All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or necessary to consummate the transactions contemplated by this Agreement.
1.05    Closing Deliveries by Buyer. At or prior to the Closing, in addition to the payments and deliveries by Buyer at the Closing described in Section 1.01 of this Agreement, Buyer will deliver to the Sellers' Representative the following documents, each of which will be in form and substance satisfactory to the Sellers:
(a)    A copy of the certificate of incorporation of Buyer, certified by the Secretary of State (or equivalent state department) of its state of incorporation and dated not earlier than twenty (20) days prior to the Closing Date, and a certificate of existence/authorization of the Buyer from the Secretary of State (or equivalent state department) of its state of incorporation, dated not earlier than twenty (20) days prior to the Closing Date;
(b)    A certificate of the secretary or assistant secretary of each of Buyer and Merger Sub, certifying as to (i) a copy of the resolutions of the board of directors of Buyer and Merger Sub, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, and (ii) incumbency and signatures of each of the Buyer's and Merger Sub’s officers who is authorized to execute and deliver this Agreement and such other Transaction Documents;
(c)    Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.05(c);
(d)    The Plan of Merger executed by an duly appointed officer of the Merger Sub;
(e)    The Escrow Agreement, duly executed by Buyer;
(f)    Transfer Agent Instruction Letter, duly executed by Parent; and
(g)    All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or necessary to consummate the transactions contemplated by this Agreement
1.06    Merger Filing.
Contemporaneously with the Closing, Buyer shall cause Midwest to file Articles of Merger with the Wisconsin Department of Financial Institutions, in accordance with Section 180.1105 of the Wisconsin Business Corporations Act.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF MIDWEST AND THE SELLERS
Except as otherwise set forth in the disclosure schedules attached to this Agreement (the "Disclosure Schedules"), provided, that disclosure of an item on one Disclosure Schedule will be deemed disclosure on another Disclosure Schedule if (a) a cross reference to such other Disclosure Schedule is made or (b) it is readily apparent that the disclosed contract, event, fact, circumstance, or other matter relates to the representations or warranties covered by such other Disclosure Schedule, each Seller, severally and not jointly, as to any representations with respect to such Seller (whether in his or her capacity as an Owner or a Seller) in Sections 2.01, 2.02, 2.03, 2.04, 2.05, and 2.06, Midwest, as to any representations in Sections 2.01, 2.02, 2.03, 2.04, 2.05, and 2.06, and each Company Manager, severally and not jointly with respect to Section 2.07, represents and warrants to Buyer as of the date hereof:
2.01    Organization; Power and Authority; Authorization. Each Owner has all requisite power and authority to execute and deliver the Seller Transaction Documents to which any Owner is a party and to perform its obligations thereunder. The execution, delivery and performance of the Seller Transaction Documents to which it is a party by such Owner and the consummation of the transactions contemplated thereby by such Owner have been duly authorized by all requisite action on the part of such Owner.
2.02    Enforceability. This Agreement has been duly executed and delivered by each Owner, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of each Owner, enforceable against each Owner in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies. Each other Seller Transaction Document to which an Owner is a party, when executed and delivered by such Owner, will be duly executed and delivered by that Owner, and assuming that such other Seller Transaction Documents are valid and binding obligations of the other parties thereto, each Seller Transaction Document will constitute a valid and binding obligation of each Owner, enforceable against each Owner in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.
2.03    No Conflicts; Litigation. Except as set forth on Schedule 2.03, the execution, delivery and performance by each Owner of the Seller Transaction Documents and the consummation of the transactions contemplated thereby by each Owner do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of that Owner, including the Equity owned by each Owner, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party, or any agreement or instrument to which such Owner is bound, or any law, statute, rule or regulation or order, writ, injunction, judgment or decree of any Governmental Authority to which such Owner or any of its properties or assets is subject. Each Owner is not a party to any litigation, claims, actions or other proceeding, or any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority, that reasonably could be expected to affect or delay the ability of such Owner to consummate the transactions contemplated hereby, and to such Seller's Knowledge, no such litigation, claim, action or other proceeding is threatened against that Owner.
2.04    Title. Each Seller is the record and beneficial owner of the Millis Membership Interests set forth opposite its name on Schedule 2.04, free and clear of any Liens. Immediately prior to the Merger, each Owner is the record and beneficial owner of the Midwest Stock set forth opposite its name on Schedule 2.04, free and clear of any Liens. Except as set forth on Schedule 2.04, no Owner is a party to any Option, voting agreement, proxy or other agreement, contract or commitment (other than this Agreement) that could require such Owner or, after the Closing, Buyer, to vote, sell, transfer or otherwise dispose of, or affect the voting of, any ownership interest of any Entity. Except for the Equity owned by each Owner and listed on Schedule 2.04, no Owner owns any Equity or any Entity or any Options. At the Closing, each Seller is transferring to Buyer, and Buyer is acquiring from such Seller, good title to the Membership Interests free and clear of all Liens, except for Permitted Liens.
2.05    Brokerage. Except as set forth on Schedule 3.20, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Owner.
2.06    No Affiliate Transactions; No Assets Used in Business. Except as set forth on Schedule 2.06, no Owner (i) is a party to any agreement or transaction with any Entity and (ii) has any interest in any asset or right of any Entity, or any asset used in the business of any Entity (whether tangible or intangible, including, but not limited to, any Software, know-how, trade secret, or other Intellectual Property).
2.07    Company Managers' Investment Intent. Each Company Manager represents and warrants to Buyer that such Company Manager has such knowledge, sophistication and experience in financial and business matters that such Company Manager is capable of evaluating the merits and risks of receipt of Parent Common Stock and of protecting such Company Manager’s interests in connection herewith. Such Company Manager has the ability to bear the economic risk of this investment, including complete loss of the investment. Each Company Manager represents and warrants to Buyer that such Company Manager is acquiring Buyer stock for investment for its own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intent of selling, granting any participation in or otherwise distributing the same. Such Company Manager understands that Parent Common Stock received pursuant to Section 1.01(a) has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Company Manager’s representations contained in this Section 2.07. Each Company Manager acknowledges that, as of the date hereof, it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the transactions contemplated by this Agreement and Parent Common Stock, and the merits and risks of investing in Parent Common Stock, and any such questions have been answered to such Company Manager’s reasonable satisfaction; (ii) access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable such Company Manager’s evaluation of its investment; (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to such Company Manager’s reasonable satisfaction; and (iv) the opportunity to ask questions of management of Buyer and any such questions have been answered to such Company Manager’s reasonable satisfaction. Each Company Manager has sought accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Parent Common Stock. Each Company Manager acknowledges that no Affiliate or representative of Buyer has made any representations, express or implied, with respect to the accuracy, completeness or adequacy of any available information. Each Company Manager agrees that neither Buyer nor any of its Affiliates will have any indemnification obligation hereunder to such Company Manager or any other Person resulting from the issuance and sale of Parent Common Stock to such Company Manager. Each Company Manager represents and warrants to Buyer that it is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the SEC. Each Company Manager represents and warrants to Buyer that it understands that the Parent Common Stock is characterized as "restricted securities" under the United States federal securities laws inasmuch as such Parent Common Stock is being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations the Parent Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. Each Company Manager acknowledges that the Parent Common Stock must be held indefinitely unless a sale of such Parent Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available. Each Company Manager is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement or shares owned by certain Persons associated with Buyer subject to satisfaction of certain conditions. Each Company Manager understands and agrees that each certificate representing Parent Common Stock, any securities issued in respect thereof or exchange therefor will bear a legend in the following form (in addition to any other legend required under applicable state securities laws) (and a comparable notation or other arrangement will be made with respect to any uncertificated Parent Common Stock):
"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO HOLDING PERIODS AND CERTAIN RESTRICTIONS ON SALE CONTAINED IN THAT CERTAIN ACQUISITION AND MERGER AGREEMENT DATED AUGUST 26, 2019, AND MAY NOT BE SOLD IN VIOLATION OF SUCH RESTRICTIONS."
ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES AND ENTITIES
Except as otherwise set forth in the Disclosure Schedules, provided, that disclosure of an item on one Disclosure Schedule will be deemed disclosure on another Disclosure Schedule if (a) a cross reference to such other Disclosure Schedule is made or (b) it is readily apparent that the disclosed contract, event, fact, circumstance, or other matter relates to the representations or warranties covered by such other Disclosure Schedule, Midwest, as to any representations in this Article 3, the Sellers, jointly and severally but strictly with respect to representations and warranties made with respect to Millis, and each Seller, severally and not jointly, as to any representations with respect to such Seller (whether in his or her capacity as an Owner or a Seller), represent and warrant to Buyer as of the date hereof:
3.01    Good Standing; Power and Authority; Enforceability.
(a)    Each Entity is a corporation or limited liability company, as applicable, duly organized and validly existing under the laws of its state of formation. Each of Millis and each Entity is qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions set forth on Schedule 3.01, which constitute all of the jurisdictions in which its ownership or leasing of such Entity’s assets or property or the conduct of business as presently conducted requires such Entity to qualify, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect.
(b)    Each Entity has all requisite corporate or company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to own and operate its properties and to carry on its businesses as presently conducted.
(c)    This Agreement and the other Transaction Documents to which any Entity is or will be a party have been, or will be at Closing, duly executed and delivered by each such Entity, and, assuming the due authorization, execution and delivery hereof and thereof by the parties hereto and thereto other than the Entities, constitute or, upon execution and delivery, will constitute the valid and binding obligations of the Entity party hereto and thereto, enforceable against such Entity in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.
3.02    Authorization; No Conflicts.
(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by each Entity and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of each Entity, and no other corporate proceedings on any Entity’s part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents to which any Entity is a party.
(b)    Except as set forth on Schedule 3.02, the execution, delivery and performance by each Entity of this Agreement and the other Transaction Documents to which any Entity is a party and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of any Entity, result in any breach of, constitute a default under, trigger any penalty or change in control payment under or require any authorization, consent, approval, filing, exemption or other action by or notice to any Governmental Authority or other third party, under the provisions of any Entity’s certificate of incorporation (or equivalent governing documents) or any agreement set forth on Schedule 3.12(a), or any material law, statute, rule or regulation or order, judgment or decree to which any Entity or any of any Entity’s assets is subject.
3.03    Subsidiaries. Except as set forth on Schedule 3.03, neither Company has any Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in, any other Person. All entities listed on Schedule 3.03 are 100% owned by Midwest, free and clear of all Liens. Each Entity does not directly or indirectly, own or hold the right or have any obligation to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.
3.04    Equity Securities. The authorized capital stock of Midwest consists solely of 563,752 shares of Class A Common Stock issued and outstanding. All of the Midwest Stock is held of record by the Shareholders. Each share of Midwest Stock has been duly authorized and validly issued, and is fully paid and nonassessable. None of the shares of Midwest Stock has been issued in violation of any preemptive or similar rights of any past or present shareholder of Midwest. Except as set forth on Schedule 3.04, Midwest has no outstanding equity securities, or securities convertible into equity securities, and there are no agreements, Options or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Midwest. Upon consummation of the transactions contemplated by this Agreement, Buyer will have good and valid title to all of the outstanding capital stock of Midwest, free and clear of all Liens.
3.05    Membership Interests. The Millis Membership Interests represent all of the issued and outstanding membership interests, and no other equity interest of Millis is issued or outstanding. All of the Millis Membership Interests are held of record by Sellers as set forth on Schedule 3.05. All of the Millis Membership Interests have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Millis Membership Interests has been issued in violation of any preemptive or similar rights of any past or present equity holder of Millis. Except as set forth on Schedule 3.05, Millis has no outstanding equity interests, or securities convertible into equity interests, and there are no agreements, Options or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Millis. Upon consummation of the transactions contemplated by this Agreement, Buyer will have good and valid title to all of the outstanding equity interest of Millis, free and clear of all Liens.
3.06    Financial Statements; Undisclosed Liabilities; Internal Controls.
(a)    Schedule 3.06(a) consists of: (i) each Company’s unaudited, and with respect to Midwest, consolidated, internal balance sheets as of June 29, 2019 (the "Latest Balance Sheets") and the related internal statements of income for the respective twelve-month period then ended, (the "Unaudited Interim Financial Statements"), and (ii) each Company’s audited, other than Millis’s, which is unaudited, consolidated, balance sheet as of June 30, 2018, June 24, 2017, and June 25, 2016, together with the statements of income and cash flows for the three (3) fiscal years then ended (the "Year-end Financial Statements") (the statements described in clauses (i) and (ii) of this Section 3.06(a), collectively, the "Financial Statements"). The Year-end Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Entities, as of the times and for the periods referred to therein, and except for the Financial Statements of Millis, in conformity with GAAP consistently applied throughout the periods covered thereby. The Unaudited Interim Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Entities, as of the times and for the periods referred to therein, and except for the Financial Statements of Millis, in material conformity with GAAP consistently applied throughout the periods covered thereby, except for (I) the absence of footnote disclosures and (II) changes resulting from normal, recurring year-end adjustments.
(b)    Except as set forth on Schedule 3.06(b), each Entity has no liability or obligation other than (i) liabilities or obligations shown on the Latest Balance Sheets, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheets, (iii) liabilities or obligations arising under contracts entered into in the ordinary course of business and that do not arise out of a breach of any contract and (iv) liabilities taken into account in calculating Net Working Capital or any other component of Final Aggregate Closing Consideration.
(c)    Each Entity maintains in all material respects an adequate system of internal controls and procedures of the accounting practices, procedures and policies employed by such Entity. Since January 1, 2014, there have not been any significant deficiencies or material weaknesses in the financial reporting of any Entity that are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, or any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting.
3.07    Accounts Receivable. All accounts receivable of each Entity (the "Accounts Receivable"), whether or not reflected on the Latest Balance Sheets, and except as set forth on Schedule 3.07, (a) have arisen from bona fide transactions entered into by such Entity involving the sale of goods or the rendering of services or in the operation of the business in the ordinary course of business, (b) constitute only valid, undisputed claims of such Entity not subject to claims of set-off or other defenses or counterclaims, other than loss claims, normal cash discounts accrued in the ordinary course of business and immaterial and routine billing disputes with customers in the ordinary course of business, and (c) are current and collectible net of the reserves shown on the Latest Balance Sheets (which reserves have been established in accordance with GAAP and calculated consistent with past practice in the preparation of the Financial Statements). The allowance for bad debts shown on the Latest Balance Sheets or, with respect to Accounts Receivable arising after the date of the Latest Balance Sheets, on the accounting records of each Entity have been, in all material respects, determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
3.08    Absence of Certain Developments. Since June 30, 2018, there has not occurred any event, occurrence, fact, circumstance or change that has had, or reasonable would be expected to have, a Material Adverse Effect. Except as set forth on Schedule 3.08 or as contemplated by this Agreement, since June 30, 2018, each Entity has operated its business in the ordinary course of business consistent with past practice in all material respects and each Entity has not:
(a)    sold, leased, assigned or transferred any material portion of its assets or property, or suffered the imposition of any mortgage, pledge or other Lien upon any material portion of its assets or property outside the ordinary course of business;
(b)    effected any recapitalization, reclassification, stock dividend, stock split, adjustment, combination, subdivision or like change in its capitalization, or declared, set aside or paid any other distribution of any kind (whether in cash, stock or property) to any stockholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock or other equity interests;
(c)    merged or consolidated with or made any equity investment in, or any loan or advance to, or any acquisition of the securities or assets of, any other Person (other than to another Entity or advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, independent contractors and third-party transportation providers of any Entity thereof in the ordinary course of business);
(d)    made commitments for capital expenditures in excess of $50,000 in the aggregate other than as set forth in Schedule 3.08(d);
(e)     granted any license or sublicense of, assigned or transferred any material rights under or with respect to any Intellectual Property other than in the ordinary course of business;
(f)    suffered any event of damage, destruction, casualty loss or claim exceeding $50,000, individually or in the aggregate, in excess of amounts covered by applicable insurance;
(g)    failed to maintain their respective material assets in substantially their current physical condition in accordance with past practice, normal wear and tear excepted, and in accordance with past practices of any Entity;
(h)    made any changes to policies with respect to repairs, maintenance and purchasing and installation of tires, fuel and other replaceable operating supplies, or with respect to policies for the timing of any such repairs, maintenance and purchasing and installation;
(i)    except as set forth on Schedule 3.08(i), granted any increase in the amount of cash compensation, benefits, retention or severance pay to any of its directors, officers or other senior executives or adopted, amended or terminated any Plan or Benefit Program or Agreement;
(j)    made any payment or commitment to pay any pension, retirement allowance or other employee benefit, any amount relating to unused vacation days, retention, severance or termination pay to any director, officer or employee other than in the ordinary course of business consistent with past practice and which payments or commitments to pay do not exceed $50,000 in the aggregate;
(k)    made any material change in accounting, auditing or tax reporting methods, policies or practices;
(l)    made or revoked any election with respect to Taxes of any Entity or changed its tax year;
(m)    accelerated or changed any of its practices, policies, procedures or timing of the billing of customers or the collection of their Accounts Receivable, pricing and payment terms, cash collections, cash payments or terms with vendors other than in the ordinary course of business in accordance with reasonable commercial practices;
(n)    delayed or postponed the payment of accounts payable or accrued expenses or the deferment of expenses other than in the ordinary course of business in accordance with reasonable commercial practices; or
(o)    committed to do any of the foregoing.
3.09    Real and Personal Properties.
(p)    Schedule 3.09(a) contains a complete and accurate list of all real property owned at any time since January 1, 2013, by any Entity (the "Owned Real Property"), in each case setting forth the street address, legal description, and name of the record owner of each property covered thereby, and if applicable, the date of disposition of such real property.
(q)    Schedule 3.09(b) contains a complete and accurate list of all leases (the "Real Property Leases") of real property by any Entity (the "Leased Real Property"), in each case setting forth (i) the lessor and lessee thereof, the date thereof and the dates of all amendments thereto and (ii) the street address of each property covered thereby. The Companies have made available to Buyer true and correct copies of the Real Property Leases, including all amendments thereto. Schedule 3.09(b) contains a complete and accurate list of all leases pertaining to Personal Property, other than tractors and trailers (which are dealt with exclusively in the representations and warranties in Section 3.10), pursuant to which any Entity makes payment in excess of $10,000 annually.
(r)    Except as set forth on Schedule 3.09(c):
(i)    each Entity has good, marketable and insurable fee simple interest in the Owned Real Property, owns all Personal Property that is owned, and/or has valid and binding leaseholds in the Leased Real Property and all Personal Property that is leased, free and clear of all Liens except Permitted Liens;
(ii)    each Entity enjoys peaceful and undisturbed possession of the Leased Real Property and Personal Property that is leased sufficient for the operations and use by any Entity as currently conducted, as applicable, of such Leased Real Property and Personal Property that is leased;
(iii)    each Real Property Lease and each lease in respect of Personal Property is in full force and effect in all material respects with respect to any Entity and, to Sellers’ Knowledge, with respect to any other party thereto;
(iv)    no Entity, nor, to the Sellers' Knowledge, any other party is in material breach or material default under any of the Real Property Leases or any lease in respect of Personal Property, nor, to Sellers’ Knowledge, has any event occurred which, with the passage of time or notice, or both, would constitute a material default thereunder or a violation of the terms (or permit the termination) thereof with respect to any Entity or, to Sellers’ Knowledge, with respect to any other party thereto, and none of the transactions contemplated hereby will constitute or create a default, event of default or right of termination thereunder;
(v)    no Entity has subleased, and no other Person is in possession of, or has the right of use or occupancy of any portion of, any of the Leased Real Property, and no part of any of the Owned Real Property or the Leased Real Property has been condemned or otherwise taken by any Governmental Authority and, to the Sellers’ Knowledge, no such condemnation or taking is threatened or contemplated; and
(vi)    the buildings and structures located on the Owned Real Property and the Leased Real Property and all Personal Property used in the business and operations of any Entity are sufficient for the continued conduct of the business and operations of the Entities immediately after the Closing in substantially the same manner as conducted prior to the Closing.
3.10    Tractors and Trailers.
(a)    Except as set forth in Schedule 3.10(a) or Schedule 3.10(d), or as to damage that is fully accrued on the Latest Balance Sheets or for which a valid claim for insurance proceeds is pending, each of the tractors and trailers owned or leased by any Entity (i) is roadworthy and adequate for use in the ordinary course of business, (ii) has been adequately maintained in substantial conformity with past practices of the Entity, (iii) has been maintained in the ordinary course of business consistent with past practice, (iv) meets all applicable operating condition requirements of the DOT, (v) has all major mechanical, electrical and other systems functioning properly, in each case, ordinary wear and tear excepted, or (vi) as of the Closing Date, has no physical damage that would impair an Entity’s use of such tractor or trailer and that would cost in excess of $5,000 (in the case of a tractor) or $2,500 (in the case of a trailer) to repair, ordinary wear and tear excepted.
(b)    Each of the tractors and trailers owned and leased and in operation by any Entity is properly licensed and registered with applicable authorities in accordance with permissible practices and applicable laws. Such licenses and registrations are current. All current license plates and stickers are properly affixed to such equipment, and all related fees have been paid. No Entity has received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (the "FMCSA"), or its predecessor, the Federal Highway Administration (the "FHWA"), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and, to Sellers’ Knowledge, there is no pending judicial or administrative proceeding that reasonably would be expected to result in an unsatisfactory or conditional safety and fitness rating. Schedule 3.10(b) sets forth true, correct and complete copies of all public and non-public scores as of the Closing Date under the FMCSA's Compliance Safety Accountability program for each Entity, and Buyer has had the opportunity to ask questions and request information from the Entities regarding the non-public underlying data related to such scores as provided by the FMCSA.
(c)    Since December 31, 2017, all tractors and trailers have been operated at all times in material compliance with applicable leases, secured notes, and other financing documents. All leased tractors and trailers satisfy the "turn-in" requirements under applicable leases, secured notes, and other financing documents such that no penalty, reconditioning fee, or other amount (net of accruals or reserves for such turn-in requirements, penalties, reconditioning fees and other related amounts) would be owed if such leased tractors and trailers were returned at the Closing Date. Each leased tractor (and, if applicable, each leased trailer) has been operated within the mileage allowance of the applicable lease, prorated for the portion of the lease period that has expired, determined as of the Closing Date. Except for leases of such equipment by Great River Leasing, LLC to Millis Transfer, Inc., Schedule 3.10(c)(i) contains a complete and accurate list of all leases pertaining to tractors and trailers, true and complete copies of which have been made available to Buyer. There are no late fees, penalties, or other amounts owing under any tractor or trailer lease or other financing document, other than any current monthly payment that is not yet due. Schedule 3.10(c)(ii) sets forth all of the tractors and trailers owned by each Entity at Closing, and describes in reasonable detail the warranties, repurchase or trade-back credit regarding such tractors and trailers and any restrictions on transferability on change in control regarding such agreements.
(d)    Schedule 3.10(d) sets forth a true and correct list of all tractors and trailers out of service for repairs, with wrecked tractors and trailers separately noted, as of the Closing Date.
3.11    Taxes.
(a)    Except as set forth on Schedule 3.11(a): (i) each Entity has duly and timely filed or caused to be duly and timely filed all federal and other Tax Returns that are required to be filed by or with respect to any Entity (taking into consideration all extended filing deadlines); (ii) all Tax Returns filed by any Entity are true, correct and complete in all material respects; (iii) each Entity has paid, or made provision for the payment of, all Taxes that are or have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by any Entity, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP, consistently applied) have been provided in the Financial Statements; and (iv) all Taxes that any Entity is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or properly accrued.
(b)    Except as set forth on Schedule 3.11(b):
(i)    there is no dispute or claim concerning any Tax liability of any Entity raised by any taxing authority in writing;
(ii)    no Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in force;
(iii)    no Entity has requested or been granted an extension of the time for filing any Tax Return, which has not yet been filed;
(iv)    no deficiency or proposed adjustment, which has not been finally settled or resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority in writing against any Entity;
(v)    there is no action, suit, taxing authority proceeding or audit now in progress or, to the Sellers’ Knowledge, pending or threatened against or with respect to any Entity relating to Taxes;
(vi)    to the Sellers’ Knowledge, no written claim has been made in the past five (5) years by a taxing authority in a jurisdiction where any Entity currently files Tax Returns that any Entity is or may be subject to taxation by that jurisdiction;
(vii)    no power of attorney that is currently in force has been granted with respect to any matter related to Taxes that would reasonably be expected to affect any Entity;
(viii)    there are no Liens (other than the Liens for Taxes not yet due and payable) on any of the assets of any Entity that arose in connection with any failure (or alleged failure) to pay any Tax;
(ix)    none of the property owned by any Entity is held indirectly through another entity that is a partnership for U.S. federal Tax purposes. No asset of any Entity is a debt obligation that (i) was issued with "original issue discount," as defined in Section 1273 of the Code; (ii) is an "applicable high yield discount obligation," as defined in Section 163(i) of the Code; (iii) constitutes "corporation acquisition indebtedness" within the meaning of Section 279(b) of the Code; or (iv) is a "disqualified debt instrument," as defined in Section 163(l)(2) of the Code;
(x)    no Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) executed prior to the Closing; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) entered into or created prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; or (vi) prepaid amount received prior to the Closing;
(xi)    no Entity is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). No Entity has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of applicable state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). In the past four (4) years, no Entity has been a member of an affiliated, consolidated, combined or unitary group filing for federal or applicable state income Tax purposes;
(xii)    no Entity has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;
(xiii)    no Entity has (1) participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) (and all predecessor regulations), (2) claimed any deduction, credit or other tax benefit by reason of any "tax shelter" within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any "confidential corporate tax shelter" within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder, or (3) purchased or otherwise acquired an interest in any "potentially abusive tax shelter" within the meaning of Treasury Regulation Section 301.6112-1. Each Entity has disclosed on its Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of applicable state, local or foreign law); and
(xiv)    no Entity has made any payments, is obligated to make any payments or is a party to any plan or agreement that would obligate it to make any payments in connection with this transaction that would not be deductible under Section 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)) of the Code.
3.12    Contracts and Commitments.
(a)    Except as set forth on Schedule 3.12(a) or Schedule 3.15(a), no Entity is a party, or subject, to any:
(i)    agreement relating to any completed or pending business acquisition or divestiture since January 1, 2014;
(ii)    bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
(iii)    stock option or similar plan;
(iv)    contract (I) for the employment of any officer, individual employee or other person, (II) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (III) that provides severance or other benefits for any person;
(v)    agreement under which any Entity created, incurred or assumed any Indebtedness (including any conditional sales agreement, sale-leaseback or capitalized lease) or mortgaging, pledging or otherwise granting or placing a Lien on any portion of any Entity’s assets, other than as identified in Schedule 3.21;
(vi)    guaranty of any Indebtedness (except pursuant to which any Entity guaranties any Indebtedness of any other Entity);
(vii)    lease or agreement under which it is lessee of or holds or operates any personal property owned by any other Person, for which the annual rental exceeds $50,000;
(viii)    lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000;
(ix)    contract or group of related contracts with the same party for the purchase by any Entity of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $100,000 in the aggregate (other than purchase orders and transportation contracts entered into in the ordinary course of business);
(x)    contract or group of related contracts with the same party for the sale by any Entity of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000 in the aggregate (other than sales orders and transportation contracts entered into in the ordinary course of business);
(xi)    any other contract, lease or agreement that cannot be canceled by any Entity without penalty or further payment or obligation and without more than thirty (30) days' notice and with remaining fixed payments in excess of $50,000 in the aggregate;
(xii)    agreement containing covenants that in any way purport to restrict the right of any Entity to engage in its current line of business, engage in any line of business, compete with any Person, or solicit customers;
(xiii)    hedging arrangement or forward, swap, derivatives or futures contract;
(xiv)    fuel purchasing contract;
(xv)     joint venture, partnership, franchise, joint marketing agreement or any other similar contract or agreement (including sharing of profits, losses, costs or liabilities by any Entity with any other Person);
(xvi)    material licensing agreement or other material contract or agreement with respect to Intellectual Property, including material contracts or agreements with current or former employees, consultants or contractors regarding the appropriation or non-disclosure of any Intellectual Property;
(xvii)     agreement under which any Entity has made loans or advances to any other Person, and such advances or loans remain outstanding, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees and independent contractors of any Entity in the ordinary course of business;
(xviii)    contract or agreement with any consultant or employee or any current or former officer, director, stockholder or Affiliate of any Entity;
(xix)    settlement, conciliation or similar agreement, the performance of which will involve payment after the date of this Agreement of consideration in excess of $50,000 or governmental monitoring, consent decree or reporting responsibilities;
(xx)    any contract or agreement, not otherwise covered by the foregoing, that is otherwise material to any Entities, taken as a whole, except for contracts or agreements entered into in the ordinary course of business; or
(xxi)    any amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
(b)    Except as set forth on Schedule 3.12(b), each Entity has made available to Buyer a true, correct and complete copy of each written agreement set forth on Schedule 3.12(a) or Schedule 3.15(a), including all modifications and amendments thereto, and has made available to Buyer a true, correct and complete written summary of each oral agreement listed on Schedule 3.12(a) or Schedule 3.15(a). Except as set forth on Schedule 3.12(b), with respect to each agreement set forth on Schedule 3.12(a) or Schedule 3.15(a), such agreement: (i) is valid, binding and in full force and effect in all material respects; (ii) will remain unmodified and in full force and effect immediately after the Closing without any right on the part of any counterparty, including with the passage of time or notice, or both, to terminate, modify or impose any penalty as a result of the transactions contemplated hereby; (iii) is and will remain, including with the passage of time or notice, or both, immediately after the Closing enforceable by each Entity party thereto in accordance with its respective terms; and (iv) no Entity, nor, to the Sellers’ Knowledge, any other party, is in material breach or default under such agreement. No Entity has received any written notice (or to the Sellers' Knowledge, any other notice) of the intention of any party to terminate any agreement listed on Schedule 3.12(a).
(c)    Schedule 3.12(c) sets forth a list of the transportation contracts with the ten (10) largest customers (by consolidated revenue) of the Entities for 2019 (based upon the most recent calendar month end prior to the Closing), true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, "Customer Contracts"), and no Entity, nor, to the Sellers’ Knowledge, any other party, is in material breach or default under any such contract. Other than customary notice to an Entity that the Entity must bid to continue to provide services to a customer as part of the customer’s normal bid cycles or as set forth on Schedule 3.12(c), no Entity has received notice from any of the fifty (50) largest customers (by consolidated revenue) of the Entities for 2019 (based upon the most recent calendar month prior to Closing) or their Affiliates that such customer or its Affiliates intends to terminate, substantially modify, fail to renew, or reduce volumes substantially.
(d)    No Entity, nor, to the Sellers’ Knowledge, any other party, to the twenty-five (25) largest vendor or supplier contracts (by consolidated expenses) of the Entities for 2019 (based upon the most recent calendar month prior to Closing), is in material breach or default under any such contract. No Entity has received written notice (or to Sellers' Knowledge, any other notice) from any vendor that such vendor intends to terminate, substantially modify, fail to renew or reduce volumes substantially under any such vendor contract.
3.13    Intellectual Property.
(a)    All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights and applications for any of the foregoing Intellectual Property, owned by any Entity (collectively, the "Registered Intellectual Property"), and certain other Intellectual Property relating to the “Millis Training Institute,” owned by any Entity are set forth on Schedule 3.13(a)(i). All currently due maintenance fees or renewal fees for the Registered Intellectual Property have been paid and all currently due documents and certificates for such Registered Intellectual Property have been filed with the relevant patent, copyright, trademarks, Internet registrar or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. The Intellectual Property owned by any Entity (the "Company Intellectual Property") and the Intellectual Property licensed by any Entity from third parties is all of the Intellectual Property that is used by any Entity in the conduct of its business as currently conducted. All assets and know-how of the Millis Training Institute are held by an Entity. Schedule 3.13(a)(ii) sets forth each material license or sublicense that any Entity has granted to any third party with respect to any Intellectual Property. Except as set forth on Schedule 3.13(a)(iii), no Owner nor any Affiliate of any Owner (other than any Entity) has any rights in any Intellectual Property.
(b)    Except as set forth on Schedule 3.13(b), each Entity owns and possesses all right, title and interest in and to, or possesses the valid right to use, all Intellectual Property used by it. Except as set forth on Schedule 3.13(b), (i) to the Sellers’ Knowledge, the conduct of the business by each Entity as currently conducted and as it has been conducted in the past three (3) years has not and does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Person; (ii) there are no pending actions alleging that any Entity is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by any Entity and used in business; and (iii) no Entity has received in the past three (3) years any written claim from any Person alleging any Intellectual Property infringement, misappropriation, dilution or other such violations. There are no outstanding judicial or administrative orders to which any Entity is a party or by which it is bound, which restricts the rights to use any of the Intellectual Property owned by any Entity or used in the business of any Entity.
(c)    Except as set forth in Schedule 3.13(c), no present or former officer, director, employee or contractor of any Entity, has any ownership interest, in whole or in part, in any Intellectual Property owned or used by any Entity, or the right to receive royalty or other payments for Intellectual Property used by any Entity. Set forth on Schedule 3.13(c), are true, correct and complete descriptions of the steps taken to protect and, where applicable, maintain in confidence, trade secrets of each Entity and third parties, including obtaining from employees, directors, officers and consultants confidentiality agreements between each Entity and such employees, directors, officers and consultants.
(d)    Each Entity owns or leases all Computer Systems that are necessary for the operation of its business. In the past twenty-four (24) months, there has been no failure of or other material substandard performance of any Computer Systems, which have caused any material disruptions to the business of any Entity. Except as set forth on Schedule 3.13(d), each Entity has pursuant to software licenses the number of users or seats used in the business of any Entity as currently conducted. Set forth on Schedule 3.13(d) are the steps taken by each Entity to provide for the back-up and recovery of data and information and disaster recovery plans, procedures and facilities, as well as the steps taken to implement such plans and procedures. Set forth on Schedule 3.13(d) are the actions each Entity has taken to protect the integrity and security of the Computer Systems and software information stored thereon from unauthorized use, access, or modification by third parties.
(e)    Except as set forth on Schedule 3.13(e), the Entities have possession of a copy of all material Technology related to the operation of the business of any Entity as conducted as of the date hereof.
(f)    Except as set forth on Schedule 3.13(f), none of the Software owned and/or currently under development by any Entity is subject to the provisions of any Open Source Code license or other contract which would reasonably be expected to: (i) require or condition the use or distribution of such Software; (ii) require the license of such Software or any portion thereof for the purpose of making modifications or derivative works; (iii) require the distribution of such Software or any portion thereof without charge; (iv) require or condition the disclosure, licensing or distribution of any source code or any portion of Software; or (v) otherwise impose a limitation, restriction or condition on the right of any Entity to use or distribute any Software or any portion thereof.
(g)    The execution, delivery and performance by each Entity of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not result in any Person having the right to:
(i)    encumber or adversely affect the right to use any Intellectual Property presently owned or used by any Entity in the conduct of its business, as conducted as of the date hereof; or
(ii)    cause any Entity to be contractually obligated to pay any royalties or other amounts to any third party in excess of the amounts that such party would have been obligated to pay if this Agreement had not been executed, delivered and performed or the transactions contemplated hereby consummated.
3.14    Litigation. Except as set forth on Schedule 3.14, (a) there are no actions, suits or proceedings pending or, to the Sellers’ Knowledge, threatened, against or affecting any Entity, any of their assets, or any of their officers, directors, agents, employees, predecessors or indemnified persons in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority in each case in which a reserve in excess of $50,000 has been established or any Entity’s maximum estimated liability is in excess of $50,000; and (b) no Entity is a party to or subject to or in default under any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority. Except as set forth on Schedule 3.14, since January 1, 2018, no Entity has settled or received a final judgment concerning any outstanding action, suit or proceeding for an amount in excess of $50,000.
3.15    Employee Benefit Plans.
(a)    Schedule 3.15(a) lists each of the following that is sponsored, maintained or contributed to by any Entity for the benefit of employees, former employees, owner-operators, former owner-operators, "leased employees" (as defined in Section 414(n) of the Code), former "leased employees" (as defined in Section 414(n) of the Code), directors, former directors or any agents, consultants or similar representatives providing services to or for any Entity, or with respect to which any Entity has any liability:
(i)    each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") including the New Plan (as defined in Section 6.08 hereof) (a "Plan"); and
(ii)    each personnel policy, stock option plan, employee stock ownership plan, stock purchase plan, stock appreciation rights, phantom stock plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention, or change-in-control pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding (a "Benefit Program or Agreement").
(b)    With respect to each Plan, each Entity has made available to Buyer copies (as applicable) of (i) the Plan document currently in effect, and any related trusts, insurance, group annuity contracts and each other funding or financing arrangement related thereto, including any amendments, (ii) the most recent summary plan description, (iii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iv) the latest financial statements and (v) the three most recent Form 5500 annual reports.
(c)    No Plan is subject to Title IV of ERISA nor, after giving effect to the waivers contained in this Section 3.15(c), does any Plan provide for medical or life insurance benefits to retired or former employees of any Entity (other than (i) as required by law, including, without limitation, Code Section 4980B, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment and (v) conversion rights). No Entity nor any ERISA Affiliate of any Entity sponsors, maintains, contributes to or has sponsored, maintained or contributed to (nor is any Entity or any ERISA Affiliate of any Entity obligated to contribute to), or has any current or potential obligation or liability under or with respect to (I) any "multiemployer plan" (as defined in Section 3(37) of ERISA), (II) any "defined benefit plan" (as defined in Section 3(35) of ERISA), (III) any "multiple employer plan" (as defined in Section 210 of ERISA or Section 413(c) of the Code) or (IV) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA). No Entity nor any ERISA Affiliate of any Entity is a "contributing sponsor" of any single-employer plan within the meaning of Section 4001(a)(13) of ERISA. Neither any Owner that is a natural person nor his or her spouse has a right to post-retirement medical or life insurance benefits under any Plan. By his or her signature below, each Seller that is a natural person and his or her spouse hereby freely and voluntarily waives his or her right to post-retirement medical or life insurance benefits under any Plan and the rights of any other Owner and the spouse of any other Owner to post-retirement medical or life insurance benefits under any Plan.
(d)    No Entity currently has an employee stock ownership plan (“ESOP”). Neither any Entity nor any fiduciary (within the meaning of Section 3(14) of ERISA) of such ESOP has any liability in connection with any ESOP formerly maintained by any Entity or Affiliate or in connection with the termination of such ESOP and/or any actions taken to effectuate or otherwise related to such termination, including, without limitation, compliance in all material respects with the terms of the ESOP and all other applicable laws. Neither any Entity nor any fiduciary has any liability in connection with the formation, administration or operation of any ESOP formerly maintained by any Entity or Affiliate thereof including, without limitation, the maintenance in form and in operation, of such ESOP in material compliance with all applicable laws and all plan documents. As of the Closing Date, no Entity has any liabilities, accrued or unaccrued, contingent or otherwise with respect to any ESOP.
(e)    Except as set forth on Schedule 3.15(e):
(i)    Each Plan and Benefit Program or Agreement complies in form and operation in all material respects with its terms and the requirements of the Code, ERISA, COBRA, and all other applicable laws;
(ii)    Each Plan that is intended to be qualified under Section 401(a) of the Code (A) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service with respect to such Plan’s qualified status under the Code, (B) has a timely filed request for such a letter pending with the Internal Revenue Service or has remaining a period of time under the Code or applicable Treasury Regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service, or (C) is a prototype or volume submitter plan entitled, under applicable Internal Revenue Service guidance, to rely on the favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and, to Sellers’ Knowledge, no amendments have been made to any such Plan following the receipt of the most recent determination, opinion or advisory letter applicable to such Plan that would jeopardize such Plan's qualified status;
(iii)    There are no actions, suits or, to Sellers’ Knowledge, claims (other than claims in the ordinary course of business that do not involve any action or suit and domestic relations order proceedings) for benefits under such plans pending or, to Sellers’ Knowledge, threatened against any of the Plans, Benefit Programs or Agreements or their assets;
(iv)    No Entity, nor, to Sellers’ Knowledge, any other Person has acted or failed to act in a manner that would result in imposition on any Entity of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(v)    To the Sellers’ Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the Pension Guaranty Benefit Corporation; and
(vi)    No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.
(f)    All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Plan that is an "employee pension benefit plan" (or related trust or held in the general assets of any Entity, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Plan or fully accrued on the Financial Statements to the extent required by GAAP. All premiums or other payments that are due and owing for all periods ending on or before the Closing Date have been paid or accrued on the Financial Statements with respect to each Plan that is an "employee welfare benefit plan" (as defined in Section 3(l) of ERISA) to the extent required by GAAP.
(g)    Each Plan that is an "employee welfare benefit plan" (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety in accordance with its terms without material liability to any Entity, except as to benefits accrued thereunder prior to such amendment or termination.
(h)    Except as otherwise set forth on Schedule 3.15(h), no Plan, Benefit Program or Agreement provides that payments pursuant to such Plan, Benefit Program or Agreement may be made in securities of any Entity, or an ERISA Affiliate of any Entity, nor does any trust maintained pursuant to any Plan, Benefit Program or Agreement hold any securities of any Entity, or any ERISA Affiliate of any Entity.
(i)    Schedule 3.15(i) lists any Plans, Benefit Programs or Agreements that, considered individually or considered collectively with any other such Plans, Benefit Programs or Agreements will, or could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G of the Code (a "Section 280G Payment") as a result of the transactions contemplated by this Agreement, along with the name of the individual(s) to whom such Section 280G Payment is owed and the amount of such Section 280G Payment. There is no contract, agreement, plan or arrangement to which any Entity is party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.
(j)    Each Plan, Benefit Program or Agreement that is a nonqualified deferred compensation plan subject to Section 409A of the Code is identified as such in Schedule 3.15(a) has been maintained (both in form and operation) in accordance with Section 409A of the Code in all material respects.
(k)    Schedule 3.15(k) contains a true and correct list of the name and address of each individual (including a covered employee, covered spouse or covered dependent-child) who is currently receiving or entitled to elect to receive COBRA continuation coverage under any and all of each Entity’s Plans or Benefit Programs or Agreements, and a copy of any COBRA notice and election forms related to such individuals. For each person identified on Schedule 3.15(k), each Entity must include the following information: (i) indication as to whether the individual is currently receiving COBRA coverage or instead has the right to elect (but has not yet elected) COBRA coverage (in which case, identify the last day of the sixty (60)-day election period), (ii) the legal name and a description of the type (e.g., medical, dental, vision, etc.) of Plan or Benefit Program or Agreement involved, (iii) a description of the qualifying event (and any second qualifying event) (as defined under Treasury Regulation Section 54.4980B-4 and 54.4980B-7), and (iv) the date on which such qualifying event (and any second qualifying event) occurred; provided, however, that such information will only be required and provided to the extent the parties comply with the Health Insurance Portability and Accountability Act of 1996, as amended.
(l)    No Entity, nor, any ERISA Affiliate of any Entity has used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonable be expected to result in the disqualification of Plans or the imposition of penalties or excise Taxes with respect to any of the Plans by the Internal Revenue Service or the Department of Labor.
(m)    No Entity has any liability under Code Sections 4980H or 6056.
(n)    The actions described in Section 6.08 hereof do not violate any provision of ERISA or the Code.
(o)    The Buyer will enjoy Code Section 410(b)(6)(C) protection with respect to the New Plan.
3.16    Insurance. Schedule 3.16 lists each insurance policy maintained by or otherwise covering each Entity and the insurer, coverage, policy limits and self-insurance or co-insurance arrangements by or affecting each Entity (the "Insurance Policies"). All such Insurance Policies are in full force and effect, and no notice or, to the Sellers’ Knowledge, threat of a premium increase, requirement to increase self-insured retention, non-renewal, cancellation or termination has been received by any Entity with respect to any such Insurance Policy. No Entity has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion or as required by any Insurance Policy.
3.17    Compliance with Laws. Except as otherwise set forth on Schedule 3.17, (a) since January 1, 2017, each Entity has complied in all material respects, with all applicable laws of Governmental Authorities; (b) no investigation or review by any Governmental Authority with respect to any Entity is pending or, to the Sellers’ Knowledge, threatened; and (c) no written notices have been received by any Entity since January 1, 2017 alleging (i) a violation of any such laws or any proposed laws or (ii) any obligation on the part of any Entity to bear all or any part of the cost of any remedial action of any nature.
3.18    Environmental Matters.
(a)    Except as set forth on Schedule 3.18, since January 1, 2013, each Entity and their respective predecessors and Affiliates, has complied in all material respects, with all federal, state and local laws of Governmental Authorities concerning pollution, protection of the environment, health and safety, or the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (the "Environmental Laws").
(b)    Except as set forth on Schedule 3.18, each Entity has obtained and is in compliance in all material respects with all permits, licenses and other authorizations required under Environmental Laws to carry on their respective businesses as conducted on the date hereof.
(c)    Except as set forth on Schedule 3.18, since January 1, 2013, no Entity, nor any of their Affiliates, has received any written notice (or to the Sellers' Knowledge any other notice) of material violations or material liabilities arising under Environmental Laws relating to any Entity or any of their respective facilities that remains pending or unresolved.
(d)    Except as set forth on Schedule 3.18, there are no material actions, suits or proceedings pending or, to the Sellers’ Knowledge, threatened against any Entity, at law or in equity, or before or by any Governmental Authority under any Environmental Law, and no Entity is subject to any outstanding material judgment, order or decree of any Governmental Authority pursuant to any Environmental Law.
3.19    Affiliated Transactions. Except as set forth on Schedule 3.19 no director, officer, stockholder or Affiliate of any Entity, nor any individual in such director's, officer's or stockholder's Immediate Family or any entity controlled by any such director, officer, stockholder or Affiliate of any Entity, (i) is a party to any contract, agreement, commitment or transaction with or (except under terms of employment, as applicable) provides any services to any Entity, (ii) has any interest in any tangible or intangible property used by any Entity or (iii) owns, directly or indirectly, any material interest in any Person that competes with any Entity in any material respect (it being agreed that the ownership of no more than one percent (1%) of any class of outstanding stock of any publicly traded corporation will not be deemed material for purposes of this Section 3.19).
3.20    Brokerage and Expenses. Except as set forth on Schedule 3.20, no Entity has any liability to pay any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Owner or any Entity, other than those that will be paid or otherwise borne by Owners individually.
3.21    Sufficiency of and Title to Assets. The assets owned, leased or licensed by the Entities constitute all material assets used in connection with the business of the Entities, and such assets constitute all the assets necessary for the Entities to continue to conduct its business in the same manner as it is presently being conducted. The owned assets of the Entities are not subject to any Lien, except for Permitted Liens disclosed on Schedule 3.21.
3.22    Employee Relations. Except as set forth on Schedule 3.22, since January 1, 2016:
(a)    no Entity has (i) been a party to any collective bargaining agreement; (ii) agreed to recognize a collective bargaining agent or received any application or petition for an election or for certification of a collective bargaining agent; or (iii) negotiated toward or agreed to negotiate toward any such agreement;
(b)    there has not been any strike, slowdown, picketing, work stoppage, lockout, employee grievance process, organizational activity or other labor dispute involving any Entity;
(c)    there has not been any proceeding relating to the alleged violation of any law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, or any comparable Governmental Authority and there has not been any material proceeding relating to any alleged violation of any law pertaining to employment relations, including any charge or complaint filed with the Equal Employment Opportunity Commission or any comparable Governmental Authority;
(d)    each Entity has operated in compliance, in all material respects, with all applicable foreign, federal, state and local laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages and hours, workplace safety and insurance and/or pay equity;
(e)    each Entity is and has been in compliance with all laws pertaining to the classification of independent contractors; and
(f)    there are no current or threatened investigations relating to the classification of independent contractors engaged by any Entity, and no Entity has received written notice from any Governmental Authority or other third party that such authority or other third party is seeking to reclassify all or any material portion of any Entity’s independent contractors as employees for any purpose.
3.23    Drivers.
(a)    No Entity:
(i)    is required pursuant to contract or otherwise with any driver to segregate from its general funds monies collected for such driver or is otherwise restricted by any driver from use of those funds;
(ii)    holds or is required to hold any portion of its accounts collected from any Person who is obligated on an account in respect of a driver's services in trust for such driver; or
(iii)    has any fiduciary relationship or duty to any driver arising out of or in connection with any contract with any driver or the transactions contemplated thereby.
(b)    No driver, whether pursuant to contract or otherwise, at any time controls the method of collection of any Entity’s accounts or restricts the use of proceeds thereof after receipt by any Entity.
(c)    No driver, whether pursuant to contract or otherwise, at any time has the right to seek payment from, or otherwise has recourse to, any Person obligated on an account for payables by any Entity to such driver.
(d)    All payments by any Entity in respect of payables to drivers, whether pursuant to contract or otherwise, are made from an Entity’s general funds in the ordinary course of business.
(e)    Schedule 3.23(e) sets forth a list of individuals possessing a commercial driver’s license who have hauled one or more loads within the thirty (30) days prior to Closing.
3.24    Employees. No Entity except Millis Transfer, Inc. has ever had employees.
3.25    Permits. Each Entity possesses all permits required to operate its business as presently conducted, such permits are in full force and effect and no proceeding is pending or, to the Sellers’ Knowledge, threatened, which would reasonably be expected to result in the revocation or limitation of any permit, except where such noncompliance, revocation or limitation would not result in a material liability to or material limitation on any Entity. Except as set forth on Schedule 3.25, none of the permits held by an Entity will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.
3.26    Banking. Schedule 3.26 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which an Entity maintains safe deposit boxes, an account, lock box or other accounts of any nature with respect to its business and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto. No Entity has any amounts outstanding on any Indebtedness, except (a) the mortgage on Schedule 7.01(jjjj) that will be retired at Closing, (b) trade payables incurred in the ordinary course of business of any Entity, and (c) the tractor and trailer financing disclosed on Schedule 3.10(c)(i).
3.27    Loans to Officers and Directors. Except as set forth on Schedule 3.27, no Entity has made any outstanding loans or advances, or provided any guaranty or other form of credit support, directly or indirectly, to or for the benefit of any officer or director of any Entity, or to or for the benefit of any family member or Affiliate of such Persons.
3.28    Fair Competition. No Entity has offered anything of material value to employees of customers or suppliers, and no Entity has violated, attempted, planned, promised to or otherwise acted in contradiction to any commercial bribery, unfair competition or similar statute or regulation promulgated by any Governmental Authority. No Entity has received written notice from any Governmental Authority of, or to the Sellers’ Knowledge been investigated by any Governmental Authority with respect to, any such violation by any Entity or its Affiliates and, to the Sellers’ Knowledge, no such investigation has been threatened or is pending.
3.29    Capital Expenditures; Dispositions. The capital expenditures of the Entities for tractors and trailers (including a description and amount for each unit) for the period January 1, 2019, through the date hereof are set forth on Schedule 3.29(a), The dispositions of tractors and trailers (including a description and amount for each unit) by the Entities for the period January 1, 2019, through the date hereof are set forth on Schedule 3.29(b), and all amounts due in respect of such dispositions have either been received or recorded as Accounts Receivable. No Entity has any contracts or commitments for the acquisition or disposition of any tractors, trailers or other material assets after Closing.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date:
4.01    Good Standing. Buyer is a corporation duly incorporated and validly existing under the laws of the State of Iowa. Merger Sub is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.
4.02    Power and Authority; Authorization. Buyer, Merger Sub and Parent have all requisite corporate power and authority to execute and deliver the Buyer Transaction Documents and to perform their obligations thereunder. The execution, delivery and performance of the Buyer Transaction Documents by Buyer, Merger Sub and Parent and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Buyer, Merger Sub and Parent, and no other corporate proceedings on Buyer's, Merger Sub’s, or Parent’s part are necessary to authorize the execution, delivery or performance of the Buyer Transaction Documents.
4.03    Enforceability. This Agreement has been duly executed and delivered by Buyer, Merger Sub and Parent, and assuming that this Agreement is a valid and binding obligation of Sellers and each Entity, this Agreement constitutes a valid and binding obligation of Buyer, Merger Sub and Parent, enforceable against Buyer, Merger Sub and Parent in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies. Each other Buyer Transaction Document, when executed and delivered by Buyer or Merger Sub, will be duly executed and delivered by Buyer and Merger Sub, and assuming that such other Buyer Transaction Documents are valid and binding obligations of the other parties thereto, each such Buyer Transaction Document will constitute a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.
4.04    No Conflicts. Except as set forth on Schedule 4.04, the execution, delivery and performance of the Buyer Transaction Documents by Buyer, Merger Sub and Parent and the consummation of the transactions contemplated thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Buyer, Merger Sub or Parent, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party that has not been obtained, under the provisions of Buyer's, Merger Sub’s, or Parent’s certificate of incorporation or bylaws, or any agreement or instrument to which Buyer, Merger Sub or Parent is bound, or any law, statute, rule or regulation or order, judgment or decree of any Governmental Authority to which Buyer, Merger Sub or Parent is subject.
4.05    Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer, Merger Sub or Parent, except those that will be satisfied or otherwise borne by Buyer or Parent.
4.06    Investment Representation. Buyer is acquiring the Equity for its own account with the intention of holding such Equity for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an "accredited investor" as defined in Regulation D promulgated by the SEC under the Securities Act.
4.07    Parent Shares. The shares of Parent Common Stock to be issued to the Company Managers pursuant to the terms of this Agreement have been adequately reserved and will, when issued, be validly issued, fully paid and non-assessable, free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws, and blackout policies of Parent, to the extent such policies apply to Parent Common Stock held by a Company Manager, and not subject to preemptive rights or other similar rights, options, understandings, agreements or rights of first refusal. The shares of Parent Common Stock to be issued to the Company Managers pursuant to the terms of this Agreement, when issued in accordance with this Agreement, will be free and clear of all Liens, other than restrictions imposed by this Agreement, applicable state and federal securities laws, and blackout policies of Parent, to the extent such policies apply to Parent Common Stock held by a Company Manager.
4.08    Merger Sub. The Merger Sub has been incorporated with the intent that the Merger Sub will be transitory in nature, and solely for the purpose of merging with and into Midwest.
4.09    Exclusive Representations and Warranties of Sellers. Buyer acknowledges and agrees that none of the Sellers have made, and none are making, any representations or warranties whatsoever regarding the subject matter of this Agreement or the transactions contemplated hereby, express or implied, except as provided in this Agreement and the documents executed in connection with this Agreement or the Transaction Documents, and that Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or the transactions contemplated hereby, express or implied, whether by any of the Owners, any Entity, or any of their respective shareholders, members, directors, officers, managers, employees, attorneys, accountants, brokers or other agents, except for the representations and warranties of the Sellers set forth in Article 2 or Article 3 of this Agreement; provided, however, that nothing herein or elsewhere in this Agreement will limit any remedy Buyer may have for fraud or intentional misconduct by any Owner, any Entity, or any of their respective shareholders, members, directors, officers, managers, employees, attorneys, accountants, brokers or other agents, whether or not such fraud or intentional misconduct relates to a representation made in a written agreement among the parties hereto.
ARTICLE 5
INDEMNIFICATION
5.01    Survival. All of the representations and warranties contained in Article 2, Article 3 and Article 4 and the right of any Person to assert any claim for indemnification or recovery from the Escrow Account and, if the Escrow Account is depleted, withholding of shares of Parent Common Stock pursuant to Section 5.04(d), or otherwise seek indemnification as permitted by this Agreement, in respect thereof pursuant to this Article 5 will survive the Closing, but will terminate and be of no further force or effect after the date eighteen (18) months after the Closing Date; provided, however, that notwithstanding the foregoing (a) the representations set forth in Section 3.18 (Environmental Matters) and Section 3.15 (Employee Benefit Plans) (collectively, the "Special Representations") will survive the Closing, but will terminate and be of no further force and effect after the four (4)-year anniversary of the Closing Date and (b) the representations set forth in Section 2.01 (Organization; Power and Authority; Authorization), Section 2.04 (Title), Section 2.05 (Brokerage), Section 3.01 (Good Standing; Power and Authority; Enforceability), Section 3.04 (Equity Securities), Section 3.05 (Membership Interests), Section 3.11 (Taxes), and Section 3.20 (Brokerage and Expenses) (collectively, the "Fundamental Representations"), will survive the Closing, but will terminate and be of no further force and effect upon the expiration date of the applicable statute of limitations (as applicable, the "Survival Date"). All covenants and agreements that require performance prior to or at the Closing will terminate immediately after the Closing. All covenants and agreements that require performance after the Closing will survive in accordance with their terms and applicable law.
5.02    Indemnification by Buyer. From and after the Closing (but subject to the provisions of this Article 5), Buyer will indemnify Sellers and hold them harmless from any Losses incurred by them to the extent resulting from any (a) breach or inaccuracy of any representation or warranty of Buyer contained in Article 4, (b) nonfulfillment or breach of any covenant or agreement of Buyer contained in this Agreement and (c) nonfulfillment or breach of any covenant or agreement of any Entity requiring performance by such Entity after the Closing. All payments under this Section 5.02 will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Equity.
5.03    Indemnification by Sellers.
(a)    From and after the Closing (but subject to the provisions of this Article 5), the Sellers (and each Restricted Person, as applicable) will, severally and not jointly, indemnify Buyer, each Entity, each of Buyer's and each Entity’s respective Affiliates and representatives (all such foregoing persons, collectively, the "Buyer Indemnitees") and hold the Buyer Indemnitees harmless from any Losses incurred by a Buyer Indemnitee to the extent such Loss results from:
(i)    fraud or intentional misconduct by such Owner; or
(ii)    breach by the Restricted Person of his or her obligations under Section 6.04 (it being understood that the obligation to indemnify under this clause (ii) will be an obligation of both a breaching Restricted Person and such Restricted Person as an Owner (but only to the extent of such Restricted Person’s maximum liability as an Owner in accordance with Section 5.04(b)(iii)).
The right of the Buyer Indemnitees to indemnification under this Section 5.03(a) and to claim against the Escrow Account or, if the Escrow Account is depleted, withhold shares of Parent Common Stock pursuant to Section 5.04(d), or, if withholding of such shares is unavailable, to otherwise seek indemnification as permitted by this Agreement, will be in addition to all other rights of the Buyer Indemnitees.
(b)    From and after the Closing, the Owners will, jointly and severally (but subject to any applicable aggregate and individual limitations set forth in Section 5.04(b)), indemnify the Buyer Indemnitees and hold the Buyer Indemnitees harmless from any Losses incurred by a Buyer Indemnitee to the extent such Loss results from:
(i)    fraud or intentional misconduct by any Entity;
(ii)    a breach or inaccuracy of any representation or warranty contained in Article 2 or Article 3; provided, however, that, solely for purposes of calculating any Losses (but not for determining whether any breach of a representation or warranty has occurred), if any such representation is qualified by the use of the term "Material Adverse Effect" or by the word "material" or by any word formed from such words, then such representation or warranty will be construed as if the word "material" (and such words formed therefrom) or the term "Material Adverse Effect" were not included in such representation or warranty;
(iii)    any nonfulfillment or breach of any covenant or agreement of any Entity (required to be performed prior to or at the Closing) or any Seller, any Owner, or the Sellers' Representative (required to be performed at any time) contained in this Agreement;
(iv)    any Indebtedness or Transaction Expenses not paid at or prior to the Closing and not taken into account in determining the Final Aggregate Closing Consideration;
(v)    any obligation of any Entity to any Owner or any Affiliate of any Owner (other than any other Entity) for events, circumstances, actions, omissions, or liabilities arising prior to the Closing Date under any contract, agreement, arrangement, lease, or other understanding between any Entity, on the one hand, and any Owner or any Affiliate of any Owner, on the other hand (including, without limitation, any obligation under any lease of Real Property relating to any environmental condition existing on such Real Property prior to the Closing Date);
(vi)    any Seller Taxes; or
(vii)    the matters described on Schedule 5.03(b)(vii), if any.
The right of the Buyer Indemnitees to indemnification under this Section 5.03(b) and to claim against the Escrow Account or, if the Escrow Account is depleted, withhold shares of Parent Common Stock pursuant to Section 5.04(d), or, if withholding of such shares is unavailable, to otherwise seek indemnification as permitted by this Agreement, will be in addition to all other rights of the Buyer Indemnitees.
5.04    Escrow; Indemnification Matters.
(a)    At any time and from time to time after the Closing, the Buyer Indemnitees will be entitled to make claims against the Escrow Account and, if the Escrow Account is depleted, withhold shares of Parent Common Stock pursuant to Section 5.04(d), in respect of Losses for which they are indemnified hereunder and, except as set forth in Section 5.07, release from the Escrow Account and, if the Escrow Account is depleted, withholding of shares of Parent Common Stock pursuant to Section 5.04(d), will be the Buyer's sole remedy for indemnification under Section 5.03(b)(ii) relating solely to Article 3.
(b)    Notwithstanding anything herein to the contrary, the rights of Buyer pursuant to this Article 5 will be subject to the following limitations:
(i)    no Buyer Indemnitee will be entitled to indemnification pursuant to Section 5.03(b)(ii) unless and until the aggregate amount of Losses that otherwise would be payable pursuant to Section 5.03(b)(ii) to any one or more Buyer Indemnitees exceeds on a cumulative basis an amount equal to $1,000,000 (the "Threshold") and then the Buyer Indemnitees will be entitled to the aggregate amount of all such Losses that exceed the sum of $500,000, including those Losses included in calculating the Threshold; provided, however, that the limitation set forth in this Section 5.04(b)(i) will not apply to Losses resulting from (I) fraud or intentional misconduct (by any Entity or any Owner), (II) a breach or inaccuracy by any Owner or any Entity of any of the Fundamental Representations, (III) a breach or nonfulfillment of any covenant or agreement of any Entity (required to be performed prior to or at the Closing) or any Seller, any Owner, or the Sellers' Representative contained in this Agreement, (IV) any amounts required to pay any Indebtedness or Transaction Expenses not paid at or prior to the Closing and not taken into account in determining the Aggregate Closing Consideration and (V) any Seller Taxes;
(ii)    the amount that the Buyer Indemnitees may recover with respect to any and all Losses (x) under Section 5.03(b)(ii) (excluding Losses that result from a breach or inaccuracy of any of the Special Representations) will not exceed, in the aggregate, $15,000,000, and (y) under Section 5.03(b)(ii) where arising from Losses that result from a breach or inaccuracy of any of the Special Representations will not exceed, in the aggregate, $25,000,000; and
(iii)    the amount that the Buyer Indemnitees may recover from any individual Owner or Restricted Person, in excess of claims against the Escrow Account and the withholding of shares of Parent Common Stock pursuant to Section 5.04(d), shall in no circumstances exceed the amount of the Final Aggregate Closing Consideration actually received by such individual Owner or Restricted Person, net of any tax obligations of such Owner or Restricted Person resulting from the receipt of any of the Final Aggregate Closing Consideration received by such Owner or Restricted Person, except in the event of breach of any of the Fundamental Representations by such individual Owner or Restricted Person or any fraud or willful misconduct by such individual Owner or Restricted Person.
The limitations contained in Section 5.04(b)(i) and Section 5.04(b)(ii) will not apply to Losses relating to Sections 5.03(a)(ii), 5.03(b)(i), 5.03(b)(iii), 5.03(b)(iv), 5.03(b)(v), 5.03(b)(vi), 5.03(b)(vii), breach of any of the Fundamental Representations or to any fraud or willful misconduct.
(c)    On the dates set forth on Schedule 5.04(c) (each such date a "Release Date"), Buyer and Sellers' Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute to the Sellers’ Representative, for distribution to the Owners, the amounts set forth on Schedule 5.04(c); provided, the amount released on any Release Date will be reduced by the amount for which Buyer Indemnitees will have made valid claims pursuant to the procedures set forth in this Article 5 and for which recovery will not have been satisfied from the Escrow Account (the "Outstanding Escrow Claims"). As soon as any Outstanding Escrow Claim that is unresolved as of the next Business Day following the date thirty-six (36) months after the Closing Date (the “Final Release Date”) is resolved pursuant to the procedures set forth in this Article 5 and the amount of the Outstanding Escrow Claims is delivered to the Buyer Indemnitees in respect of such resolved Outstanding Escrow Claim, Buyer and Sellers’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute to the Sellers’ Representative, for distribution to the Owners, the remaining amount held in the Escrow Account, less any unresolved Outstanding Escrow Claims.
(d)    If the Escrow Account is depleted on or prior to the Final Release Date or if Buyer Indemnitees have made valid claims pursuant to the procedures set forth in this Article 5 in excess of amounts then-held in the Escrow Account, the Buyer Indemnitees will be entitled to withhold shares of Parent Common Stock for which the holding period set forth in Section 6.06(a) has not been met to satisfy claims in respect of Losses for which they are indemnified hereunder. The number of such shares withheld will be determined by dividing the amount of any such claim by the Fair Market Value of the Parent Common Stock determined as of the date such claim is asserted.
(e)    All payments made from the Escrow Account, shares of Parent Common Stock withheld pursuant to Section 5.04(d), or otherwise will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Equity.
(f)    Except for Buyer pursuant to Section 1.01(a)(i), no Person will have any obligation to fund or replenish the Escrow Account at any time.
5.05    Procedures Relating to Indemnification.
(a)    Subject to the limitations set forth elsewhere in this Article 5, in order for any Person (such Person the "Claiming Party") to be entitled to indemnification or recovery under this Agreement in respect of a claim or demand made by any Person against the Claiming Party (a "Third Party Claim"), such Claiming Party will notify the Buyer (in cases of claims for indemnification under Section 5.02) or the Sellers' Representative (in cases of claims for indemnification under Section 5.03) (in either case, the "Defending Party") in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis will not affect the indemnification or escrow recovery, or withholding of shares of Parent Common Stock pursuant to Section 5.04(d), as applicable, provided hereunder except to the extent the Defending Party will have been actually and materially prejudiced as a result of such failure. Thereafter, the Claiming Party will deliver to the Defending Party, reasonably promptly after the Claiming Party's receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim.
(b)    If a Third Party Claim is made against a Claiming Party, the Defending Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with reputable counsel selected by the Defending Party, so long as the requirements of this Section 5.05(b) remain true: (i) the Defending Party notifies the Claiming Party within thirty (30) days after the Claiming Party has given written notice of a Third Party Claim to the Defending Party (unless in such notice the Claiming Party certifies, in good faith, that the failure to assume such defense within fifteen (15) days would materially prejudice the Claiming Party by a delay in assuming the defense beyond fifteen (15) days, in which case, the Claiming Party will have the right to assume the defense subsequent to the expiration of such fifteen (15) day period if the Defending Party fails to so assume the defense thereof), that the Defending Party is assuming the defense of such Third Party Claim; and (ii) the Defending Party conducts the defense of the Third Party Claim in an active and diligent manner; provided, however, that the Defending Party will not be entitled to assume the defense (unless otherwise agreed to in writing by the Claiming Party) if (x) the Third Party Claim relates to any criminal proceeding, action, indictment, allegation or investigation or (y) the Third Party Claim primarily seeks an injunction or equitable relief against the Claiming Party. Notwithstanding the foregoing, a Defending Party will not be entitled to assume the defense of a Third Party Claim unless it has acknowledged in writing to the Claiming Party that indemnification or recovery from the Escrow Account or withholding of shares of Parent Common Stock pursuant to Section 5.04(d) applies to such Third Party Claim. Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party will not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof unless (I) the employment of separate counsel will have been authorized in writing by the Defending Party in connection with the defense of such Third Party Claim or (II) the Claiming Party's counsel will have advised the Claiming Party in writing, with a copy delivered to the Defending Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If the Defending Party assumes such defense, the Claiming Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party will control such defense (including any settlement with respect thereto); provided, however, that the Defending Party will obtain the prior written consent of the Claiming Party (which will not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of the Third Party Claim if such resolution would involve anything other than the payment of monetary damages in an amount less than the amount remaining in the Escrow Account and does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Claiming Party and all of its Affiliates and representatives from all liability with respect thereto. If the Defending Party chooses to defend any Third Party Claim, then all the parties hereto will cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party's request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers' Representative will act on behalf of all Defending Parties in the case of all Third Party Claims with respect to which Buyer is seeking indemnification pursuant to Section 5.03(b) or funds from the Escrow Account under Section 5.04 or withholding of shares of Parent Common Stock pursuant to Section 5.04(d). Whether or not Sellers' Representative will have assumed the defense of a Third Party Claim, neither Buyer nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim for which any sums are recoverable from the Escrow Account or withholding of shares of Parent Common Stock pursuant to Section 5.04(d) without the prior written consent of Sellers' Representative (which will not be unreasonably withheld, conditioned or delayed).
(c)    In any case in which a Claiming Party seeks indemnification or recovery from the Escrow Account or withholding of shares of Parent Common Stock pursuant to Section 5.04(d) under this Agreement not arising out of a Third Party Claim, the Claiming Party will notify the Defending Party in writing of any Losses that such Claiming Party claims are subject to indemnification or recovery from the Escrow Account or withholding of shares of Parent Common Stock pursuant to Section 5.04(d) under the terms of this Agreement. The notice will describe the indemnification sought in reasonable detail to the extent known, and will indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered. Subject to the limitations set forth in Section 5.04(a) and this Section 5.05, the failure of the Claiming Party to exercise promptness in such notification will not amount to a waiver of such claim unless and only to the extent that the resulting delay actually materially and adversely prejudices the position of the Defending Party with respect to such claim.
5.06    Determination of Loss Amount.
(a)    Any Losses claimed hereunder will be calculated after taking into consideration the net proceeds (after taking into account the costs of collecting any such proceeds) of insurance or third party recoveries actually received by any Person entitled to indemnification or escrow recovery or withholding of shares of Parent Common Stock pursuant to Section 5.04(d), as applicable. In the event that any such net proceeds of insurance or other third party recovery is made by any such Person with respect to any Loss for which any such Person already has been indemnified or otherwise recovered hereunder, then a refund equal to the aggregate net amount of the recovery from the insurance or other third party recovery will be made promptly to the Person providing the indemnity or other recovery hereunder. Buyer will use commercially reasonable efforts, consistent with Buyer’s past practices, to submit claims to insurance companies for Losses covered by insurance policies of each Entity or of Buyer. Buyer will use commercially reasonable efforts, consistent with the Buyer's past practices, to submit claims and seek indemnification from any third party Person (except insurance companies as discussed in the previous sentence) who may have an obligation to indemnify Buyer, its Affiliates, or each Entity against any such Losses. To the extent consistent with Buyer’s past practices, Buyer’s obligation to use commercially reasonable efforts to seek recovery pursuant to the preceding sentences of this Section 5.06(a) may include an obligation of Buyer to file suit or initiate litigation, mediation or other proceedings against an insurance company or other third party Person to secure such recovery. Buyer will not be required to file suit or initiate litigation, mediation, or other proceeding against any insurance company or Person.
(b)    In no event will any Person be entitled to recover or make a claim for any amounts in respect of consequential, punitive or exemplary damages (except to the extent payable in connection with a Third Party Claim). In addition, no Loss will be calculated as a multiple of lost revenues or profits of Buyer (or its Affiliates).
(c)    No Person will be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder more than once in respect of any one Loss or related group of Losses. For example, Buyer Indemnitees will not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder with respect to any Loss arising from a breach of a representation or warranty set forth in Article 3 relating in any way to each Entity’s Indebtedness, Transaction Expenses, Cash on Hand or Net Working Capital to the extent such Loss is factored into the amount of Indebtedness, Transaction Expenses, Cash on Hand or Net Working Capital that are included in the Final Aggregate Closing Consideration.
5.07    Acknowledgments.
(a)    With respect to claims under Section 5.03(b)(ii), except for claims relating to breach of any of the Fundamental Representations or to any fraud or willful misconduct, the Buyer Indemnitees will not be entitled to seek payment directly from any Seller with respect to any indemnification claim under this Agreement unless the Escrow Amount has been entirely released from the Escrow Account or is entirely reserved for other pending indemnification claims under this Article 5, and all then-available shares of Parent Common Stock have been withheld pursuant to Section 5.04(d); provided, such attempts to seek payment from any Seller shall be subject to the limitations set forth in Section 5.04(b).
(b)    Except as specifically provided elsewhere in this Agreement (including in Section 1.02), this Article 5 and the Escrow Agreement set forth the sole and exclusive remedy with respect to any and all rights, claims and causes of action any Buyer Indemnitee may have against any Owner or Seller relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the liability of any Owner or Seller under the indemnification, set-off, and escrow recovery provisions set forth in this Article 5 will be in addition to, and not exclusive of, (i) any other liability that such Person may have at law or equity due to the fraud or willful misconduct of such Person (and none of the provisions set forth in this Agreement, including the provisions set forth in this Section 5.07(b), will be deemed a waiver by any Person of (or a limitation on) any right or remedy that such Person may have at law or equity due to the fraud of any other Person); and (ii) any equitable relief to which a Person may be entitled relating to the breach of any covenant or agreement contained in this Agreement or the other Transaction Documents.
5.08    Director and Officer Indemnification.
(a)    Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors and officers of each Entity (collectively, the “Covered Persons”) as provided as of the date hereof in each Entity’s organizational documents, individual indemnity agreements, board resolutions or otherwise, in each case to the limited extent set forth in the data room relating to the transactions contemplated by this Agreement, will survive the Closing and the transactions contemplated in this Agreement and will continue in full force and effect in accordance with their terms, but solely with respect to claims by Persons other than (i) the parties to this Agreement, (ii) related Persons of the parties to this Agreement, and (iii) Persons claiming through the parties to this Agreement (collectively, “Improper Claimants”), for a period of not less than six (6) years from the Closing. Buyer will not (and will not permit any Person to) amend, repeal or otherwise modify such arrangements (including by merger, consolidation or otherwise) in any manner that would adversely affect the rights of the Covered Persons thereunder with respect to indemnification for claims by Persons other than Improper Claimants.
(b)    Buyer will cause each Entity to undertake and honor, to the fullest extent permitted by applicable law, all of the Entities’ obligations to indemnify (including any obligations to advance funds for expenses) the Covered Persons for acts or omissions by such Covered Persons occurring prior to the Closing to the extent that such obligations of each Entity exist on the date of this Agreement, whether pursuant to each Entity’s organizational documents, individual indemnity agreements, board resolutions or otherwise, in each case to the limited extent set forth in the data room relating to the transactions contemplated by this Agreement, but solely with respect to claims by Persons other than Improper Claimants, and such obligations will survive the Closing and will continue in full force and effect in accordance with the terms of such arrangements until the expiration of the applicable statute of limitations with respect to any claims by Persons other than Improper Claimants against such Covered Persons arising out of such acts or omissions.
ARTICLE 6
ADDITIONAL AGREEMENTS
6.01    Tax Matters.
(a)    Except as otherwise provided in this Section 6.01(a), Buyer will prepare or cause to be prepared all Tax Returns of each Entity required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods, including, without limitation, all income Tax Returns of each Entity filed or required to be filed after the Closing Date ("Income Tax Returns") for all Pre-Closing Periods. Such Tax Returns will be prepared in compliance with applicable law. At least ten (10) days prior to the date on which each such Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Buyer will submit such Tax Return to Sellers' Representative for review and approval, which will not be unreasonably withheld, conditioned or delayed. The Buyer will cause such Tax Return to be timely filed and will provide a copy to the Sellers' Representative.
(b)    In completing any Income Tax Returns for the Tax period ending on the Closing Date and any Straddle Period, the Indebtedness, Transaction Expenses and any other applicable expenses of each Entity associated with the transactions contemplated hereby will, to the extent properly deductible for federal or applicable state and local income tax purposes as determined by Buyer in its reasonable discretion, be allocated to such Income Tax Returns.
(c)    In the case of such Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:
(i)    in the case of Taxes other than those imposed on a periodic basis with respect to the assets or capital of any Entity deemed equal to the amount that would be payable if the Tax period of such Entity ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of each Entity, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
(d)    Buyer, each Entity, Sellers' Representative and Sellers will cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to Section 6.01(a) or this Section 6.01(d) and any audit, litigation or other proceeding (each, a "Tax Proceeding") with respect to Taxes imposed on or with respect to the assets, operations or activities of each Entity. Each of the Sellers' Representative and Buyer agrees, upon request of the other, to use commercially reasonable efforts to obtain any certificate or other documentation from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Buyer, any Entity or Sellers, including, but not limited to, with respect to the transactions contemplated hereby; provided, however, that the Sellers' Representative will not be required to take any action that would impose or increase any obligation on the part of the Sellers, or create or increase any claim against the Escrow Account unless Buyer states in writing to the Sellers’ Representative in a form reasonably acceptable to the Sellers’ Representative that as a result of Buyer requiring the action by Sellers’ Representative, Buyer will not make any claim against the Escrow Account for any increase in cash Tax liability directly related to the increase in cash Tax liability that arises as a result of the action required of the Sellers’ Representative by the Buyer under this Section 6.01(d). Each Entity and Sellers will (i) retain all books and records with respect to Tax matters pertinent to each Entity relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each Entity or the Sellers, as the case may be, will allow the other party to take possession of such books and records.
(e)    Any Tax refunds that are received by Buyer or its Affiliates (including the Entities after the Closing), and any amounts credited against Taxes to which Buyer or its Affiliates may become entitled, that relate to Pre-Closing Periods or portions thereof ending on the Closing Date for any Straddle Period will be for the account of Buyer; provided that any refunds of Alternative Minimum Tax credit received under the Tax Cuts and Jobs Act of 2017 received with respect to Pre-Closing Periods will be retained fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. Buyer will pay to Sellers’ Representative by wire transfer of immediately available funds to the account specified on Exhibit D, for distribution to the Owners, fifty percent (50%) any such refunds of Alternative Minimum Tax credit within five (5) days after receipt. If any such refunds of Alternative Minimum Tax credit are subsequently disallowed, the Taxes payable by each Entity in connection with the disallowance of such refund will be treated as Seller Taxes subject to indemnification or escrow recovery or withholding of shares of Parent Common Stock under Section 5.04.
(f)    All transfer, documentary, sales, use, stamp, registration or other similar Taxes imposed on any Entity or Sellers directly or indirectly as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") and any penalties or interest with respect to the Transfer Taxes will be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. The Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Buyer and Sellers will cooperate in the filing of any returns with respect to the Transfer Taxes, including promptly supplying information in their possession that is reasonably necessary to complete such Tax Returns. Sellers' portion of such Transfer Taxes will be paid from the Aggregate Closing Consideration and will be retained by Buyer at Closing for such purposes.
(g)    If, subsequent to the Closing, Buyer or any of its Affiliates (including the Entities after the Closing) receives notice of a Tax Proceeding with respect to any Tax Return for a Pre-Closing Period or any Straddle Period, then within fifteen (15) days after receipt of such notice, Buyer will promptly notify the Sellers’ Representative of such notice in writing. Buyer will have the right to control the conduct and resolution of any Tax Proceeding, provided, that Buyer (i) will keep Sellers’ Representative reasonably informed of the progress of such Tax Proceeding and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Sellers’ Representative’s prior written consent thereto, which will not be unreasonably withheld, conditioned or delayed, if such settlement or compromise could reasonably be expected to increase the liability for Taxes of Sellers or for which the Sellers are responsible under this Agreement, and provided, further, that Sellers’ Representative will have the right to participate, at Sellers’ expense, in the conduct and resolution of any such Tax Proceeding. In the event of any conflict or overlap between the provisions of this Section 6.01(g) and Section 5.05, the provisions of this Section 6.01(g) will control.
6.02    Further Assurances. From time to time from and after the Closing, as and when reasonably requested by any party hereto and at such requesting party's expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.
6.03    Access to Books and Records. From and after the Closing, Buyer will cause the Entities to provide the Sellers' Representative and its authorized representatives with reasonable access (for the purpose of examining and copying) during normal business hours (and without causing undue interruption or interference with any Entity’s business) and with advance written notice to Buyer, to the books and records of each Entity with respect to periods or occurrences prior to the Closing Date for any reasonable purpose relating to this Agreement; provided, however, that notwithstanding the foregoing, the Sellers' Representative and its authorized representatives are not entitled to access, review, examine or copy any books and records of any Entity containing any confidential information the disclosure of which is prohibited under a confidentiality or similar agreement with a third party or privileged (including attorney-client privilege) information unless in the case of confidential information that is not privileged (including attorney-client privilege) information such confidential information is reasonably necessary to the Sellers’ Representative’s duties relating to this Agreement and the Sellers’ Representative has executed a confidentiality agreement in form and substance reasonably satisfactory to such Entity. Unless otherwise consented to in writing by Sellers' Representative, Buyer will not, and Buyer will not permit any Entity, for a period of five (5) years following the Closing Date, destroy or otherwise dispose of any books or records of the Entities, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Sellers and offering to surrender to Sellers' Representative such books and records or such portions thereof.
6.04    Non-Competition, Non-Solicitation and Non-Disclosure.
(a)    The parties hereto have negotiated the non-competition and non-solicitation provisions contained in this Section 6.04 as an integral part of the transactions contemplated under this Agreement. Each Restricted Person acknowledges that he or she is a Seller or a beneficiary of a Seller and will receive substantial benefits from the payment of the Aggregate Closing Consideration and the performance of other obligations hereunder by Buyer (and the Entities after the Closing) and acknowledges that Buyer is willing to pay the Aggregate Closing Consideration and proceed with the transactions contemplated hereby because of the customer, driver, contractor, employee and agent relationships of each of the Entities, and that the same may be severely and irreparably harmed by competition from such Restricted Person. Each Restricted Person further acknowledges that Buyer would not have entered into this Agreement and consummated the transactions contemplated hereby without the non-competition, non-solicitation and non-disclosure provisions contained herein. The Restricted Persons agree that the non-competition, non-solicitation and non-disclosure provisions are reasonable and necessary to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby.
(b)    In consideration of the Closing and the transactions contemplated hereby, but subject to the further provisions of this Section 6.04, each Restricted Person, severally and not jointly, agrees that, for the applicable Restricted Period (as hereinafter defined) he or she will not, and his or her respective Affiliates will not, directly or indirectly through another Person, without the prior written consent of Buyer, which may be withheld in Buyer's sole and absolute discretion: (i) directly or indirectly through another Person engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, serve as an agent, officer, director or consultant to, be associated with or in any manner connected with, lend his or her name or any similar name to, lend his or her credit or render services or advice to, any Competitive Business (as hereinafter defined) anywhere in North America, provided, however, that nothing herein will be deemed to prevent any Restricted Person from acquiring through market purchases and owning, solely as an investment, less than one percent (1%) in the aggregate of the equity securities of any issuer, other than Buyer, whose shares are registered under Section 12(b) or Section 12(g) of the Exchange Act, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as such Restricted Person is not directly or indirectly a member of any "control group" (within the meaning of the rules and regulations of the SEC) or any such issuer, other than Buyer; (ii) whether for a Restricted Person's own account or for the account of another Person, solicit any Person that is or was a customer of any Entity, Buyer or any Subsidiary or Affiliate of any Entity or Buyer; (iii) whether for a Restricted Person's own account or the account of any other Person, solicit, employ or otherwise engage as an employee, independent contractor, agent or otherwise, any Person who is or was an employee, independent contractor, agent or otherwise engaged with any Entity, Buyer or any Subsidiary or Affiliate of any Entity or Buyer to terminate his, her or its employment, engagement or relationship with any Entity, Buyer or any Subsidiary or Affiliate of any Entity or Buyer; (iv) at any time interfere with any Entity's or Buyer's relationship with any Person, including any Person who was an employee, contractor, supplier, agent or customer of any Entity, Buyer or any Subsidiary or Affiliate of any Entity or Buyer, including, without limitation, soliciting, encouraging, advising or influencing such Person(s) to discontinue or reduce the extent of such relationship; (v) disparage any Entity, Buyer, or any of their Subsidiaries, Affiliates, stockholders, directors, officers, employees or agents; or (vi) divulge, communicate, use to the detriment of any Entity, Buyer or any Subsidiary or Affiliate of any Entity or Buyer or for the benefit of any other Person(s), or misuse in any way, any confidential information or trade secrets pertaining to any Entity, Buyer or any Subsidiary or Affiliate of any Entity or Buyer.
(c)    Each Restricted Person acknowledges that the injury that would be suffered by Buyer as a result of a breach of the provisions of this Section 6.04 would be irreparable and that the award of monetary damages for such breach would be an inadequate remedy. Consequently, Buyer will have the right, in addition to, and not in limitation of, any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of this Section 6.04, and Buyer will not be obligated to post bond or other security in seeking such relief.
(d)    The covenants set forth in this Section 6.04 will be deemed and construed as a separate agreement independent of any other provisions of this Agreement or any other agreement between Buyer and a Restricted Person or any Affiliate of a Restricted Person. The existence of any claim or cause of action by a Restricted Person (directly or indirectly), whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the covenants of this Section 6.04.
(e)    For purposes of this Section 6.04, "Competitive Business" means (i) the interstate or intrastate transportation of freight by truck (motor carrier) and/or arranging for the interstate or intrastate transportation of freight by truck (brokerage), in each case using dry van, flat bed, or refrigerated trailers, and specifically including any business conducted by any Entity or Subsidiary or Affiliate thereof, Buyer, or Buyer’s Subsidiaries or Affiliates as of or within six (6) months prior to the Closing Date and (ii) any business in which any Entity, or Subsidiary or Affiliate of any Entity, the Buyer, or any Subsidiary or Affiliate of the Buyer, is engaged at or within six (6) months prior to the time the applicable Restricted Person’s employment with any Entity or Subsidiary or Affiliate thereof, terminates (or the Closing Date, if the Restricted Person has not been such an employee), which may include, without limitation, any extension of any business described in clause (e)(i). In addition, for purposes of the Agreement, (A) "Restricted Person" means each of the Company Managers (acting directly or indirectly) and the Company Employees (acting directly or indirectly), (B) "Restricted Period" means (1) with respect to each Company Employee, the five (5)-year anniversary of the Closing Date and (2) with respect to each of the Company Managers, the longer of (x) the ten (10)-year anniversary of the Closing Date and (y) three (3) years from the date his employment with Buyer, any Entity or any of their Subsidiaries or Affiliates ceases.
6.05    Repayment of Guarantied Obligations; Release of Guaranties.
(a)    From and after the Closing, Buyer will either (i) cause the Sellers and their post-Closing Affiliates to be released from all personal guaranties under, or (ii) cause to be repaid without any liability on the part of the Sellers and their post-Closing Affiliates, all of the Indebtedness of each Entity and each Entity’s Subsidiaries included in the calculation of Estimated Aggregate Closing Consideration, which Indebtedness has been personally guaranteed by any Seller or their Affiliates, and indemnify, defend and hold harmless each Seller and their post-Closing Affiliates from and against any and all claims made against such Person in connection with any such guaranties.
(b)    At or prior to Closing, Sellers will have caused each Entity and each Entity’s Subsidiaries to be released from all guaranties and other obligations (and any related pledge or security agreements) pursuant to documentation satisfactory to Buyer in its discretion, relating to all Indebtedness other than Indebtedness taken into consideration in the calculation of Estimated Aggregate Closing Consideration and Indebtedness associated with Permitted Liens.
6.06    Holding Period for Parent Common Stock.
(a)    In addition to any holding period that may be required by law (including Rule 144 under the Securities Act), each Company Manager agrees and acknowledges that he must retain beneficial ownership of, and the full pecuniary interest (without any hedging or similar transaction) in, (i) all of Parent Common Stock received pursuant to the terms of this Agreement until the date six (6) months after the Closing Date, (ii) two-thirds of Parent Common Stock received pursuant to the terms of this Agreement until the date twelve (12) months after the Closing Date, and (iii) one-third of Parent Common Stock received pursuant to the terms of this Agreement until the date eighteen (18) months after the Closing Date.
(b)    Notwithstanding anything to the contrary in Section 6.06(a), the share holding requirements and restrictions on transfer set forth in Section 6.06(a) will not prohibit or in any way limit a Company Manager’s right to effect (subject to any restrictions on transfer imposed generally by applicable securities laws, blackout policies of Parent, and restrictions on insider trading), (i) any transfer or sale of Parent Common Stock in connection with or upon the announcement of a Change in Control approved by the Parent’s board of directors, including by way of merger, tender offer, or otherwise, (ii) any sale of Parent Common Stock to Parent in connection with and pursuant to the terms of a stock repurchase program approved by Parent’s board of directors, provided, that each Company Manager may sell only a percentage of his or her Parent Common Stock equal to the percentage of total outstanding Parent Common Stock that is subject to such stock repurchase program, or (iii) any transfer of Parent Common Stock from a Company Manager to any member or members of such Company Manager’s Immediate Family or to a trust, family limited partnership, family limited liability company or other bona fide estate planning or planned gifting vehicle for the benefit of such Company Manager or one or more members of such Company Manager’s Immediate Family (including, without limitation, any such permitted transfer by beneficiary designation, will or intestate succession); provided, such Immediate Family member, entity or estate planning vehicle agrees to be bound by the share retention obligations set forth in this Agreement and not to transfer or sell any of such shares unless following such sale or transfer such Immediate Family member, entity or estate planning vehicle, when considered together with such Company Manager, would collectively hold sufficient shares of Parent Common Stock to comply with the holding requirements set forth above in this Section 6.06 (each of clauses (i) through (iii) being a "Permitted Transfer"). If a Company Manager is in compliance with the holding requirements of Section 6.06(a) immediately prior to a Permitted Transfer (taking into account any previous Permitted Transfers by such Company Manager) then the consummation of a Permitted Transfer by such Company Manager will not be deemed to be a breach of such Company Manager’s covenants and obligations under Section 6.06(a), and such Company Manager will be deemed to be in compliance with the holding requirements set forth in Section 6.06(a) following such Permitted Transfer notwithstanding the fact that the percentage of Parent Common Stock received by such Company Manager pursuant to the terms of this Agreement and then held by such Company Manager may be less than the applicable share holding percentages set forth in Section 6.06(a).
6.07    Wipfli Audit and Consent. Sellers will use their best efforts to (i) ensure the completion of Wipfli LLP’s audit of the Companies’ Year-end Financial Statements for the years ended June 29, 2019 and June 30, 2018 and (ii) obtain the consent of Wipfli LLP to inclusion of the Companies’ Year-end Financial Statements for the years ended June 29, 2019 and June 30, 2018 in Parent's filings with the SEC.
6.08    Employee Benefits. Prior to the Closing Date, the Company will adopt a new 401(k) Plan (the “New Plan”) with provisions that are substantially identical with the provisions of the existing Midwest Transfer Inc. 401(k) Plan (the “Midwest Transfer Excluded Plan”). The participants in the Midwest Transfer Excluded Plan will become participants in the New Plan, and their elections from the Midwest Transfer Excluded Plan will carry over to the New Plan, without any action required by the participants. Any loans to the participants under the Midwest Transfer Excluded Plan will not be accelerated due to the actions contemplated by this Section 6.08 and Sellers will ensure that such loans may continue to be repaid through salary withholdings, with no action required by the participants. Prior to the Closing Date, the Midwest Transfer Excluded Plan will be amended to remove the Company and any of its subsidiaries as sponsors or participating employers, and to adopt the Midwest Transfer Excluded Plan by an ERISA Affiliate of the Company, which ERISA Affiliate will be a newly formed Wisconsin corporation (“Newco”). Newco will form a brother-sister controlled group with the Company (within the meaning of Section 1563(a)(2) of the Code). For avoidance of doubt, the equity or assets of Newco shall not be part of the Transaction. Sellers will terminate the Midwest Transfer Excluded Plan after the Closing Date. The Sellers agree to share the results of any compliance audit of the Midwest Transfer Excluded Plan, any corrective steps taken with respect to the Midwest Transfer Excluded Plan, and any correspondence with the Internal Revenue Service. Sellers agree that they will bear all of the costs and expenses associated with the actions contemplated by this Section 6.08, including, without limitation, any payments in relation to administrative actions, filing fees, legal expenses, or audit or other fees. Sellers agree to use their best efforts to complete the post-Closing actions contemplated by this Section 6.08 within thirty (30) months of the Closing Date, and if at the time of the Final Release Date such actions are not completed, the Sellers agree that any amounts held in the Escrow Account will remain in the Escrow Account until such actions are completed.
6.09    Sellers’ Waiver of Indemnification. Notwithstanding anything to the contrary in this Agreement, the Transaction Documents, or any other agreement or document, each Seller hereby waives any rights he or she may have to receive indemnification (whether pursuant to statute, articles of incorporation or articles of organization, bylaws or operating agreement, contract, or otherwise) from any Entity for his or her service as a director, officer, or manager of any Entity with respect to the Merger, the Midwest Transfer Excluded Plan, the New Plan, any former ESOP of any Entity, or the actions contemplated by Section 6.08, and absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, the Buyer, the Parent, the Entities, and their respective past, present and future Affiliates, equity holders, employees, managers, partners, directors, officers, agents, attorneys, plan administrators, consultants, advisors, representatives and Subsidiaries and the respective heirs, successors and assigns of each of the foregoing from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising therefrom.
6.10.    Limitation on Damages. For the avoidance of doubt, and except where otherwise specifically permitted by this Agreement, any claims brought by Buyer, Parent, and any other Buyer Indemnitee under this Agreement, including without limitation any claims arising out of matters set forth in this Article 6, shall be made in accordance with Article 5 of this Agreement, and subject to the limitations set forth therein, including without limitation Section 5.07(b).
6.11.    New York Title Commitment. Sellers agree to use their best efforts to assist Buyer in obtaining a title commitment from First American Title Insurance Company (or such other title insurance company as Buyer may choose) for that certain real property located in Weedsport, New York set forth on Schedule 3.09(a).
ARTICLE 7
DEFINITIONS
7.01    Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the following meanings.
(a)    "Accounts Receivable" has the meaning set forth in Section 3.07.
(b)    "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control, directly or indirectly, with such particular Person, where control may be by either management authority or equity interest.
(c)    "Aggregate Closing Consideration" has the meaning set forth in Section 1.02(a).
(d)    "Agreement" has the meaning set forth in the Preamble.
(e)    "Benefit Program or Agreement" has the meaning set forth in Section 3.15(a)(ii).
(f)    "Business Day" means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday.
(g)    "Buyer" has the meaning set forth in the Preamble.
(h)    "Buyer Indemnitees" has the meaning set forth in Section 5.03(a).
(i)    "Buyer Transaction Documents" means each of this Agreement, the Escrow Agreement, and each other agreement, certificate, instrument and document referred to herein or therein to be executed or delivered by Buyer pursuant hereto or thereto.
(j)    "Cash on Hand" means, as of a particular time of determination, each Entity's unrestricted cash and cash equivalents as determined in accordance with GAAP reflected on the general ledger of each Entity.
(k)    "Change in Control" means any Person or group (within the meaning of the Exchange Act and the rules thereunder) other than (a) any member of the family of Ann Gerdin or Michael Gerdin, their spouses, their lineal descendants and the spouses of their lineal descendants; (b) the estates of the Persons described in clause (a); (c) trusts established for the benefit of, or any partnership, limited liability company, corporation, or other entity controlled by, any Person or Persons described in clause (a); or (d) Affiliates of any Person or Persons described in clauses (a), (b) or (c), directly or indirectly becomes the beneficial owner of 51% or more of the outstanding equity interests of Buyer entitled (without regard to the occurrence of any contingency) to vote for the election of members of Buyer's board of directors, other than beneficial ownership resulting from the solicitation and holding of proxies to vote in connection with any meeting of the stockholders of Buyer, which proxies were solicited by, or the solicitation of such proxies was not opposed by, the Buyer's board of directors, or such proxies do not extend to the election of directors.
(l)    "Claiming Party" has the meaning set forth in Section 5.05(a).
(m)    "Closing" has the meaning set forth in Section 1.03.
(n)    "Closing Consideration Notice of Disagreement" has the meaning set forth in Section 1.02(c).
(o)    "Closing Date" has the meaning set forth in Section 1.03.
(p)    "Closing Statement" has the meaning set forth in Section 1.02(b).
(q)    "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.
(r)    “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
(s)    “Collar” has the meaning set forth in Section 1.01(a)(ii).
(t)    "Company" and “Companies” has the meaning set forth in the Preamble.
(u)    “Company Employee” means the following persons: Michael Millis and Kari Pearson.
(v)    "Company Intellectual Property" has the meaning set forth in Section 3.13(a).
(w)    "Competitive Business" has the meaning set forth in Section 6.04(e).
(x)    “Company Manager” and "Company Managers" means David P. Millis, Steven T. Millis and Daniel R. Millis.
(y)    "Computer Systems" means computers and related equipment including central processing units and other processors (e.g. microprocessors and embedded processors), controllers, modems, communications and telecommunications equipment (e.g. voice, data, video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the input, output, storage, communication and retrieval of information and data, the absence of which would be reasonably likely to cause a material disruption to the operations of the business as currently conducted and is necessary for the operations of the business as currently conducted.
(z)    “Covered Persons” has the meaning set forth in Section 5.08(a).
(aa)    "Customer Contracts" has the meaning set forth in Section 3.12(c).
(bb)    "Defending Party" has the meaning set forth in Section 5.05(a).
(cc)    “Disclosure Schedules” has the meaning set forth in the preamble to Article 2.
(dd)    "DOT" means the U.S. Department of Transportation.
(ee)    "Electronic Delivery" has the meaning set forth in Section 8.17.
(ff)    “Entity” and “Entities” have the meaning set forth in the Preamble.
(gg)    "Environmental Laws" has the meaning set forth in Section 3.18(a).
(hh)    “Equity” has the meaning set forth in the Preamble.
(ii)    "ERISA" has the meaning set forth in Section 3.15(a)(i).
(jj)    "ERISA Affiliate" means any trade or business related to any Entity under the terms of Sections 414(b), (c), (m), and (o) of the Code or Section 4001 of ERISA.
(kk)    "Escrow Account" has the meaning set forth in Section 1.01(a)(i).
(ll)    "Escrow Agent" means Wells Fargo Bank, National Association, in its capacity as escrow agent.
(mm)    "Escrow Agreement" has the meaning set forth in Section 1.01(a)(i).
(nn)    "Escrow Amount" has the meaning set forth in Section 1.01(a)(i).
(oo)    “ESOP” has the meaning set forth in Section 3.15(d).
(pp)    "Estimated Aggregate Closing Consideration" means the Sellers’ good faith estimate of the Aggregate Closing Consideration, determined in consultation with Buyer, at or prior to the Closing, based on the Entities’ balance sheets as of June 29, 2019, and such adjustments of Cash on Hand, Indebtedness and Transaction Expenses as may be reasonably practicable.
(qq)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.
(rr)    "Fair Market Value" means the average closing price of the Parent common stock on the Nasdaq Global Select Market for the ten (10) trading days ended the most recent trading date prior to the applicable date of determination.
(ss)    "FHWA" has the meaning set forth in Section 3.10(b).
(tt)    "Final Aggregate Closing Consideration" has the meaning set forth in Section 1.02(f).
(uu)    “Final Release Date” has the meaning set forth in Section 5.04(c).
(vv)    "Financial Statements" has the meaning set forth in Section 3.06(a).
(ww)    “Firms” has the meaning set forth in Section 8.18.
(xx)    "FMCSA" has the meaning set forth in Section 3.10(b).
(yy)    "Fundamental Representations" has the meaning set forth in Section 5.01.
(zz)    "GAAP" means accounting principles generally accepted in the United States.
([[)    "Governmental Authority" means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality.
(aaa)    "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.
(bbb)    "Improper Claimants" has the meaning set forth in Section 5.08(a).
(ccc)    “Income Tax Returns” has the meaning set forth in Section 6.01(a).
(ddd)    "Independent Accountants" means BKD, LLP or such other independent accountants as Sellers’ Representative and Buyer may mutually identify.
(eee)    "Indebtedness" means, without duplication, any of the following and whether or not then due and payable: (i) the unpaid principal amount, together with any related unpaid accrued interest, of all indebtedness of any Entity, whether or not represented by bonds, debentures, notes or other securities, (ii) all cash overdrafts or checks in excess of cash balances of any Entity, (iii) all deferred obligations of any Entity for the payment of the purchase price of property or capital assets purchased, (iv) obligations of any Entity to pay rent or other payment amounts under a lease of real or personal property which is required to be classified and accounted for as a capital lease under GAAP, (v) any outstanding reimbursement obligation of any Entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of any Entity pursuant to which the applicable bank or similar entity has paid thereunder obligations for which any Entity is required to repay, (vi) any payment obligation of any Entity under any currency, commodity or interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vii) all indebtedness secured by any Lien existing on property owned by any Entity, whether or not indebtedness secured thereby will have been assumed, (viii) all guaranties, endorsements, assumptions and other contingent obligations of any Entity in respect of, or to purchase or to otherwise acquire, indebtedness of others the repayment of which is guaranteed by any Entity, and (ix) all other short-term and long-term liabilities of any Entity for borrowed money.
(fff)    "Insurance Policies" has the meaning set forth in Section 3.16.
(ggg)    "Intellectual Property" means any or all of the following, and all rights arising out of or association therewith, throughout the world: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof, including any design patents, industrial designs, and equivalent or similar statutory rights in inventions (whether patentable or not), Software, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists; (ii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral rights; and (iii) all trade names, trademarks and service marks, trademark and service mark registrations and applications therefor, trade dress, protectable product configuration, domain names, telephone and fax numbers, know-how, logos, and slogans, whether at common law or statutory, and all goodwill of any Entity.
(hhh)    "Latest Balance Sheets" has the meaning set forth in Section 3.06(a).
(iii)    "Leased Real Property" has the meaning set forth in Section 3.09(b).
(jjj)    "Liens" means any charge, claim, community or other marital property interest, lien, license, option, mortgage, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
(kkk)    "Loss" means any loss, liability, obligation, claim, action, suit, proceeding, hearing, investigation, charge, complaint, demand, injunction, judgment, order, decree, ruling, damages, dues, penalty, fine, costs, judgments, amounts paid in settlement, expense (including costs of investigation and defense and reasonable attorneys' fees), tax or lien whether or not involving a third-party claim, and taking into account the provisions of Section 5.06.
(lll)    "Material Adverse Effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences has had, or reasonably would be expected to have, a material adverse effect on the business, assets, liabilities, operations (including results of operations), prospects, or condition (financial or otherwise) of each Entity, or the ability of any Owner or any Entity to consummate the transactions contemplated hereby, but will exclude any change, effect or occurrence to the extent arising or resulting from:
(i)    any change in general business or economic conditions, or in the industry in which an Entity operates, that does not disproportionately affect the Entities, taken as a whole, as compared to other Persons in such industry,
(ii)    national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the Unites States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America,
(iii)    changes in GAAP,
(iv)    any changes in laws or other binding directives issued by any Governmental Authority (including any changes in the interpretation of any law or other binding directive issued by any Governmental Authority) that does not disproportionately affect the business, assets, liabilities, financial condition, operations (including results of operations) or financial position of the Entities, taken as a whole, as compared to other Persons in such industry,
(v)    the announcement or pendency of the transactions contemplated by this Agreement, or
(vi)    the taking of any action required by this Agreement and the other agreements contemplated hereby.
(mmm)    “Membership Interest” has the meaning set forth in the Preamble.
(nnn)    “Membership Interest Consideration” has the meaning set forth in Section 1.02(a).
(ooo)    “Merger” has the meaning set forth in Section 1.01.
(ppp)    “Merger Consideration” has the meaning set forth in Section 1.02(a).
(qqq)    “Merger Sub” has the meaning set forth in the Preamble.
(rrr)    “Midwest” has the meaning set forth in the Preamble.
(sss)    “Midwest Stock” has the meaning set forth in the Preamble.
(ttt)    “Midwest Transfer Excluded Plan” has the meaning set forth in Section 6.08.
(uuu)    “Millis” has the meaning set forth in the Preamble.
(vvv)    "Net Working Capital" means the net working capital of each Company, computed in accordance with GAAP, as set forth on Schedule 1.02(f).
(www)    "Net Working Capital Target" means an amount equal to $10,100,000.
(xxx)    “Newco” has the meaning set forth in Section 6.08.
(yyy)    “New Plan” has the meaning set forth in Section 6.08.
(zzz)    “NWC Variance” has the meaning set forth in Section 1.02(f).
([[[)    "Open Source Code" will mean free and open source software and includes those components of software which qualify as public domain software or are licensed as shareable freeware or open source software. "Shareable freeware" is copyrighted computer software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of used or redistribution. "Open source software" includes software licensed or distributed under a license that, as a condition of use, modification, or distribution of the software: (i) requires that such software or other software distributed with or combined with the software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge, or (ii) otherwise imposes a limitation, restriction, or condition on the right of any Entity to use, modify, or distribute all or part of a proprietary software program or to enforce an Intellectual Property right of any Entity. Open Source Code includes without limitation software code that is licensed under any license that conforms to the Opens Software Initiative definition of opens source software in effect as of the date of this Agreement, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sub Community Source License.
(aaaa)    "Options" means all options, warrants, or other rights to acquire capital stock or other equity securities of any Entity held by any employee, officer, director, Owner, or any other Person pursuant to any employee equity or stock option plan of any Entity or pursuant to any agreement with any Entity.
(bbbb)    "Outstanding Escrow Claims" has the meaning set forth in Section 5.04(c).
(cccc)    "Overpayment" has the meaning set forth in Section 1.02(g).
(dddd)    "Owned Real Property" has the meaning set forth in Section 3.09(a).
(eeee)    “Owners” has the meaning set forth in Section 1.02(a).
(ffff)    "Parent" means Heartland Express, Inc., a Nevada corporation.
(gggg)    "Parent Common Stock" has the meaning set forth in Section 1.01(a)(ii).
(hhhh)    "Permitted Liens" means (i) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by an Entity, (ii) mechanic's, carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Owned Real Property or the Leased Real Property which are not violated by the current use and operation of the Owned Real Property or the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting an Entity’s interest in the Owned Real Property or the Leased Real Property, (v) public roads and highways, (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, (vii) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (viii) all matters set forth as exceptions to title on the Title Commitments as of the Closing Date, and (viii) those matters identified in Schedule 7.01(jjjj), provided the mortgage on Schedule 7.01(jjjj) will be retired at Closing.
(iiii)    “Permitted Transfer” has the meaning set forth in Section 6.06(b).
(jjjj)    "Person" means an individual, a partnership, a corporation, a limited liability company, an association or a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.
(kkkk)    "Personal Property" means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, computer hardware, software, plant, converters, spare parts, and other tangible personal property which are owned or leased by any Entity.
(llll)    "Plan" has the meaning set forth in Section 3.15(a)(i).
(mmmm)    “Plan of Merger” has the meaning set forth in Section 1.01.
(nnnn)    "Pre‑Closing Period" means any Tax period ending on or before the Closing Date.
(oooo)    "Real Property Leases" has the meaning set forth in Section 3.09(b).
(pppp)    "Registered Intellectual Property" has the meaning set forth in Section 3.13(a).
(qqqq)    "Release Date" has the meaning set forth in Section 5.04(c).
(rrrr)    "Restricted Period" has the meaning set forth in Section 6.04(e).
(ssss)    "Restricted Person" has the meaning set forth in Section 6.04(e).
(tttt)    "SEC" has the meaning set forth in Section 1.04(m).
(uuuu)    "Section 280G Payment" has the meaning set forth in Section 3.15(i).
(vvvv)    "Securities Act" means the Securities Act of 1933, as amended.
(wwww)    "Seller" or "Sellers" has the meaning set forth in the Preamble.
(xxxx)    "Seller Personal Property" means the items of personal property set forth on Schedule 7.01(zzzz).
(yyyy)    "Seller Taxes" means any and all Taxes of any Entity imposed on Buyer, any Entity or for which Buyer, any Entity may otherwise be liable (a) for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (as determined under Section 6.01(c)); (b) resulting from a breach by Owners of the covenants set forth in Section 6.01; (c) of any member of any consolidated group of which an Entity (or any predecessor of an Entity) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state, or local law; (d) of any other Person for which any Entity is or has been liable as a transferee or successor, by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes), which Taxes relate to an event or transaction occurring prior to the Closing; (e) attributable to distributions of the Seller Personal Property; or (f) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments of Final Aggregate Closing Consideration hereunder or distributions made to the Owners on or prior to the Closing Date; provided, that no such Tax will constitute a Seller Tax to the extent it was included in the determination of Final Aggregate Closing Consideration, a reserve exists on the Closing Statement, or results from a breach by Buyer of the covenants set forth in Section 6.01. “Seller Taxes” shall not include any deferred tax liabilities reported on the Entities’ financial statements.
(zzzz)    "Seller Transaction Documents" means each of this Agreement, the Escrow Agreement, and each other agreement, certificate, instrument and document referred to herein or therein to be executed or delivered by any Owner or the Sellers' Representative pursuant hereto or thereto.
([[[[)    "Sellers’ Knowledge" or words of similar import means the actual knowledge (after reasonable inquiry of each Entities’ books and records) of David Millis, Steven Millis, Daniel Millis, Ethan Zeimet, and Jim Wright. With respect to any Person to whom “Sellers’ Knowledge” is attributed or to whom reference is made herein to determine whether “Sellers’ Knowledge” existed as to any fact or circumstance, use of that Person to determine “Sellers’ Knowledge” shall not create any personal liability whatsoever for that Person nor create any duties or obligations on such Person to take any actions whatsoever, except as provided herein.
(aaaaa)    "Sellers' Representative" has the meaning set forth in Section 8.16(a).
(bbbbb)    “Shareholders” has the meaning set forth in Section 1.02(a).
(ccccc)    "Software" will mean all proprietary computer programs designed, created, developed, or modified by any Entity, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), databases, compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and all documentation, including user manuals and other training documentation, related to any of the foregoing.
(ddddd)    "Special Representations" has the meaning set forth in Section 5.01.
(eeeee)    "Straddle Period" means any Tax period beginning on or before and ending after the Closing Date.
(fffff)    "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of such partnership's, limited liability company's, association's or other business entity's gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. The term "Subsidiary" will include all Subsidiaries of such Subsidiary. With respect to each Entity, "Subsidiary" will include any current or former Subsidiary of each Entity.
(ggggg)    "Survival Date" has the meaning set forth in Section 5.01.
(hhhhh)    "Tax" or "Taxes" means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by or under the laws of any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge in the nature of taxes of any kind whatsoever, including any interest, penalty or addition thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other person.
(iiiii)    "Tax Proceeding" has the meaning set forth in Section 6.01(d).
(jjjjj)    "Tax Returns" means any return, declaration, claim for refund, report, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(kkkkk)    "Technology" means all the Software, prototypes, devices, drawings, specifications, lab notebooks, manuals, databases, equipment, files, technical memoranda, invention disclosures, patent application files, research studies, testing data, plans, files, formulas, computer programs, data and information, quality control records and procedures, research and development files containing, embodying or revealing the trade secrets, confidential information, and know-how that constitute Intellectual Property.
(lllll)    "Third Party Claim" has the meaning set forth in Section 5.05(a).
(mmmmm)    "Threshold" has the meaning set forth in Section 5.04(b)(i).
(nnnnn)    “Title Commitments” means current title insurance commitments for the Owned Real Property issued by First American Title Insurance Company.
(ooooo)    "Transaction Documents" means each of this Agreement, the Escrow Agreement, any document related to the Merger, including, without limitation, the Plan of Merger, the Articles of Merger, and each Shareholder Ratification and Proxy for the Special Meeting, the releases delivered to Buyer pursuant to Section 1.04, the Aggregate Closing Consideration Distribution Schedule, the Transfer Agent Instruction Letter, and each other agreement, certificate, instrument and document referred to herein or therein or delivered pursuant hereto or thereto.
(ppppp)    "Transaction Expenses" means the aggregate fees and expenses incurred by any Entity, the Sellers' Representative and the Owners in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby to the extent payable by any Entity but unpaid as of Closing and whether or not accrued before or after Closing, including, without limitation, (i) all investment banking, financial advisory, legal, accounting, management, consulting and other fees and expenses of third parties, and (ii) all fees and expenses, if any, associated with the termination or amendment of the contracts listed on Schedule 1.04(h). Transaction Expenses will also include the loan amounts set forth on Schedule 2.06. In no event will "Transaction Expenses" be deemed to include (w) retention, severance or similar payments made to employees by Buyer or any Entity after the Closing to the extent disclosed on Schedule 7.01(sssss), (x) any fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer's or its Affiliates' financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby, (y) Transfer Taxes allocated to the Buyer under this Agreement, or (z) current liabilities included in the determination of Net Working Capital.
(qqqqq)    “Transfer Agent Instruction Letter” has the meaning set forth in Section 1.01(a)(ii).
(rrrrr)    "Transfer Taxes" has the meaning set forth in Section 6.01(f).
(sssss)    "Unaudited Interim Financial Statements" has the meaning set forth in Section 3.06(a).
(ttttt)    "Underpayment" has the meaning set forth in Section 1.02(f).
(uuuuu)    "Year-end Financial Statements" has the meaning set forth in Section 3.06(a).
7.02    Other Definitional Matters. All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections and subsections refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections and subsections of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections and subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and will be disregarded in construing the intent of the parties hereto. The Disclosure Schedules to this Agreement are incorporated herein by this reference. The word "including" (in its various forms) means including without limitation. The word "or" is not exclusive and the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole and not to the particular provision in which such words appear. Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to "law", "laws" or to a particular statute or law will be deemed also to include any and all rules and regulations promulgated thereunder and will refer to such statute, law, rules and regulations as amended from time to time and includes any successor legislation thereto; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any statute, law, rules and regulations, the reference to such law, rules or regulations means such, law, rules or regulations as in effect at the time of such violation or alleged violation. References to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. The Disclosure Schedules referred to herein will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
ARTICLE 8
MISCELLANEOUS
8.01    Press Releases and Announcements. Prior to the Closing, no public release or announcement concerning the transactions contemplated hereby will be issued or made by or on behalf of any party without the prior written consent of the other parties, except that Buyer may make any announcement to the extent advised by counsel is advisable to comply with the securities laws and regulations of Nasdaq.
8.02    Expenses. Buyer and Owners will be solely responsible for and bear all of their own respective expenses, including without limitation, expenses of legal counsel, brokers, investment bankers, accountants, and other advisors, incurred at any time in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Sellers will pay, on behalf of themselves, the Owners, and the Entities, all Transaction Expenses, or such Transaction Expense, if paid by any Entity will be recorded as a current liability in the calculation of Final Aggregate Closing Consideration. Except as otherwise provided in Section 1.02(e), in the event of a dispute between any of the parties hereto in connection with any Transaction Document or the transactions contemplated thereby, each of the parties agrees that the prevailing party will be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any such action or proceeding, except that all claims or disputes subject to Article 5 (“Indemnification”) hereof shall be strictly subject to the terms and limitations of such Article 5, including with respect to permitted recovery or reimbursement for any amounts.
8.03    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered (a) when personally delivered, (b) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery, or (d) the fifth (5th) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer:
Heartland Express, Inc. of Iowa
901 North Kansas Avenue
North Liberty, IA 52317
Attention: Chris Strain
Email: cstrain@heartlandexpress.com

with a copy to (which will not constitute delivery of notice):
Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Attention: Heidi Hornung-Scherr
Email: hscherr@scudderlaw.com

Notices to Sellers and Sellers' Representative:
David P. Millis
____________________
____________________
Email: _____________________

with a copy to (which will not constitute delivery of notice):
Fox Rothschild LLP
1225 17th Street, Suite 2200
Denver, CO 80202
Attention: Jacob Millis
Email: jmillis@foxrothschild.com

8.04    Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but with it being understood that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto; provided, however, that Buyer may assign any or all of its rights pursuant to this Agreement and the Escrow Agreement to one or more of its Affiliates, provided, that Buyer will nonetheless remain liable for all of its obligations hereunder and thereunder.
8.05    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such a determination, Buyer and the Sellers' Representative will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
8.06    Construction and Disclosure. Buyer, Sellers, each Entity and the Sellers' Representative each acknowledge and agree that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The information contained in this Agreement and in the Disclosure Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract). Disclosure of an item on one Disclosure Schedule will be deemed disclosure on another Disclosure Schedule if (i) a cross reference to such other Disclosure Schedule is made or (ii) it is readily apparent that the disclosed contract, event, fact, circumstance or other matter relates to the representations or warranties covered by such other Disclosure Schedule. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Time is of the essence in the performance of each of the parties' respective obligations contained herein.
8.07    Captions. The captions used in this Agreement and descriptions of the Disclosure Schedules are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no such caption or description had been used in this Agreement.
8.08    Amendment and Waiver. This Agreement may be amended only in a writing executed and delivered by each of Buyer and Sellers' Representative. Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced. For the avoidance of doubt, with respect to a waiver by any one or more Sellers, such waiver may be signed by the Sellers' Representative. No waiver of any provision hereunder or any breach or default hereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.
8.09    Complete Agreement. This Agreement, together with the Confidentiality/Nondisclosure Agreement between Midwest and Buyer dated January 25, 2019, the Escrow Agreement and any other agreements referred to herein or therein and executed and delivered on or after the date hereof in connection herewith or therewith, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.
8.10    Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
8.11    Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.
8.12    JURISDICTION; VENUE; SERVICE OF PROCESS. SUBJECT TO THE PROVISIONS OF SECTION 1.02 AND SECTION 6.01 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT WILL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN THE STATE OF WISCONSIN, COUNTY OF JACKSON. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
8.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
8.14    No Third Party Beneficiaries. Except for the Buyer Indemnities under Article 5, no Person other than the parties hereto will have any rights, remedies, or benefits under any provision of this Agreement.
8.15    Payments Under Agreement. Each party agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (except any withholding required by applicable law), on the dates specified herein.
8.16    Sellers' Representative.
(a)    Each Seller constitutes and appoints David P. Millis as his, her or its representative (the "Sellers' Representative") and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:
(i)    to act on such Seller's behalf in the absolute and reasonable discretion of Sellers' Representative with respect to all matters relating to this Agreement (including, without limitation, actions or inactions in respect of Section 1.02, Section 6.01, Section 6.08 and Article 5 hereof) and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Sellers under this Agreement, the Escrow Agreement and the other Transaction Documents, including, without limitation, execution and delivery of the Transaction Documents, with such modifications or changes as the Sellers' Representative will have consented to; any amendment, supplement, or modification of this Agreement or the other Transaction Documents; and the pursuit, defense, settlement, or waiver of any claim or right arising out of or relating to this Agreement or the other Transaction Documents; and
(ii)    in general, to do all things and to perform all acts in the absolute and reasonable discretion of Sellers' Representative, including, without limitation, (A) disputing or refraining from disputing any claim made by Buyer or any Buyer Indemnitee under or with respect to any provisions of this Agreement or any other Transaction Document, (B) acting on behalf of Sellers in any litigation or arbitration or mediation involving this Agreement (including the indemnification and escrow recovery obligations set forth in Article 5) or any other Transaction Document and negotiating and compromising on behalf of each Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under the Transaction Documents, (C) executing, on behalf of each Seller, any settlement, release, waiver or other document with respect to such dispute or remedy, (D) executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 8.16, and (E) any and all things deemed necessary or desirable in the absolute discretion of Sellers' Representative in connection with the exercise of any of the foregoing powers and authorities, including, without limitation, engaging legal counsel, experts, accountants, consultants or other agents or representatives to advise Sellers’ Representative or act on Sellers’ Representative’s behalf in fulfilling its obligations.
(b)    This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death, incompetency, incapacity, bankruptcy or liquidation of any Seller or by the occurrence of any other event, and will be binding on any successor thereto. Each Seller hereby consents to the taking of any and all actions, the execution of any and all documents and agreements, and the making of any decisions required or permitted to be taken or made by Sellers' Representative pursuant to this Section 8.16. Each Seller agrees that Sellers' Representative will have no obligation or liability to any Person for any action taken or omitted by Sellers' Representative in good faith, and each Seller will indemnify and hold harmless Sellers' Representative from, and will pay to Sellers' Representative the amount of, or reimburse Sellers' Representative for, any loss or expense that Sellers' Representative may suffer, sustain, or become subject to as a result of any such action or omission by Sellers' Representative under this Agreement or the other Transaction Documents, unless such loss or expense will have been finally adjudicated to have been caused by the willful misconduct or gross negligence of the Sellers’ Representative.
(c)    Any decision or action by the Sellers' Representative hereunder will constitute a decision or action of all of the Sellers and will be final, binding and conclusive upon each Seller, and no Seller will have the right to object to, dissent from, protest or otherwise contest any such decision or action. Any notices required to be made or delivered to the Sellers hereunder or under any other Transaction Document will be made or delivered to the Sellers' Representative for the benefit of the applicable Seller and the making or delivering of such notice to the Sellers' Representative will discharge in full the applicable notice requirement.
(d)    Buyer will be entitled to rely exclusively and absolutely upon the communications of Sellers' Representative relating to the foregoing as the communications of the Sellers, and upon any document or other paper delivered by Sellers' Representative as being authorized by Sellers, from the date hereof until all obligations and transactions contemplated by and under this Agreement and any other Transaction Document will have been consummated and/or discharged. Buyer will be entitled to rely on the authority of Sellers' Representative to act on behalf of all Sellers hereunder, and Buyer will not be liable or accountable in any manner to any Seller for any action taken or omitted to be taken by Buyer based on such reliance, or for any act or omission of the Sellers' Representative in such capacity.
(e)    David P. Millis and any Person selected to replace David P. Millis pursuant to this Agreement, may resign as Sellers' Representative at any time by delivering prior written notice to each Company and Buyer. Until all obligations under this Agreement and the other Transaction Documents will have been discharged, Sellers who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Aggregate Closing Consideration, may, from time to time upon notice to Buyer and all the Sellers, appoint a new Sellers' Representative upon the death, incapacity, or resignation of Sellers' Representative. If, after the death, incapacity, or resignation of Sellers' Representative, a successor Sellers' Representative will not have been appointed by Sellers within fifteen (15) Business Days after the death, incapacity, or resignation of the prior Sellers' Representative, Buyer may appoint a Sellers' Representative from among the Sellers and their respective Affiliates to fill any vacancy so created or may petition a court in the applicable jurisdiction to appoint a Sellers' Representative from among the Sellers and their respective Affiliates. Sellers who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Aggregate Closing Consideration, may, from time to time upon notice to Buyer and all the Sellers, remove and replace any Sellers’ Representative appointed by Buyer and appoint a new Sellers' Representative. Upon any appointment of a successor Sellers' Representative by Sellers, Sellers will give Buyer prompt written notice (in any event no later than three (3) Business Days following such appointment) of the appointment of the successor Sellers' Representative and the name and contact information for such successor Sellers' Representative.
(f)    Notwithstanding the foregoing provisions of this Section 8.16, Sellers’ Representative will have no authority to act as the attorney, agent, or representative, or to execute any documents, on behalf of any Seller to the extent they relate to any claim by a Buyer Indemnitee for indemnification by such individual Seller under Section 5.03.
(g)    The Sellers' Representative acknowledges that it has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder.
8.17    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms hereof or thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
8.18    Legal Representation. Buyer and the Entities acknowledge and agree that the documents and papers in the client files of Fox Rothschild LLP and any other law firm that may have represented the Entities or any firms that may have represented the Sellers (all such firms, collectively, the "Firms") relating to this Agreement and the transactions contemplated by this Agreement will, upon the Closing, be owned by Sellers, and will be held by the Firms for the benefit of Sellers. Such documents and papers in the Firms’ client files will not be provided to Buyer or the Entities or their Affiliates or their successors or assigns following the Closing. The documents and papers in the Firms’ client files subject to this Section 8.18 will include all notes, memoranda and correspondence between the Firms, Sellers, the Entities and its officers, directors and other agents regarding this Agreement and the related transactions, and all attorney work-product in connection with this Agreement and related transactions, but will exclude any documents not related to this Agreement or the transactions contemplated by this Agreement, including, without limitation, corporate and stock records that customarily are kept in a minute book, which documents will belong to the Entitles. Each of the parties to this Agreement hereby agrees that Fox Rothschild LLP may serve as counsel to Sellers, on the one hand, and the Entities, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that following the Closing, Fox Rothschild LLP may serve as counsel to any Seller or any director, manager, member, partner, owner, officer, employee or Affiliate thereof in connection with any claim, dispute or other matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement (including in connection with any matters contemplated by Section 1.02 or Section 6.01 hereof), notwithstanding such representation (or any continued representation) of Seller, the Entities or any of their Affiliates, and each of the parties hereto hereby waives any conflict of interest arising therefrom or in connection therewith.
8.19    Parent Guaranty. Parent hereby absolutely, irrevocably and unconditionally guaranties the due and punctual performance of all obligations of Buyer under this Agreement and the other Transaction Documents, including, without limitation, the payment of the Aggregate Closing Consideration to Sellers, the issuance of the Parent Common Stock to the Sellers, the payment of any Underpayment to Sellers, and the payment to Sellers of any and all damages, claims and losses incurred by the Sellers (except to the extent limited by the Agreement) arising out of or related to the failure of Buyer to perform any of its obligations under this Agreement or the other Transaction Documents. The obligations of Parent under this Section 8.19 will not be released, discharged or otherwise affected by any assignment of this Agreement or any other Transaction Document or any rights, interests, benefits or obligations thereunder by Buyer or Parent, whether by operation of law or otherwise and whether or not consented to by any of the Sellers. Parent expressly waives any and all rights, benefits or defenses under (a) any defense to its obligation to provide the foregoing guaranty, other than the defense that Buyer has in fact fully and promptly performed all of its obligations under this Agreement and the other Transaction Documents, and (b) any claim or circumstance that would legally or equitably discharge a guarantor or surety.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Acquisition and Merger Agreement as of the date first written above.
BUYER:

Heartland Express, Inc. of Iowa

By:    /s/ Michael Gerdin

Name:     Michael Gerdin

Title:    President

PARENT:

Heartland Express, Inc.

By:    /s/ Michael Gerdin

Name:     Michael Gerdin

Title:    Chairman & CEO

MERGER SUB:

Heartland Trucking, Inc.

By:    /s/ Michael Gerdin

Name:     Michael Gerdin

Title:    President

SELLERS:

David P. Millis, individually

/s/ David P. Millis

Steven T. Millis, individually

/s/ Steven T. Millis

Paul B. Millis, individually

/s/ Paul B. Millis

Michael D. Millis, individually

/s/ Michael D. Millis

Daniel R. Millis, individually

/s/ Daniel R. Millis

Kathy Powell, individually

/s/ Kathy Powell

Kari Pearson, individually

/s/ Kari Pearson

ENTITIES:

Midwest Holding Group, Inc.

By:    /s/ David P. Millis

Name:    David P. Millis

Title:    President

Millis Real Estate Leasing, LLC

By:    /s/ David P. Millis

Name:    David P. Millis

Title:    Member/ Authorized Person

Rivers Real Estate, LLC

By:    /s/ David P. Millis

Name:    David P. Millis

Title:    Authorized Person

Great River Leasing, LLC

By:    /s/ David P. Millis

Name:    David P. Millis

Title:    Authorized Person

Millis Transfer, Inc.

By:    /s/ David P. Millis

Name:    David P. Millis

Title:    President

COMPANY MANAGERS:

David P. Millis, individually

/s/ David P. Millis

Address:

Email:
Telephone:

Steven T. Millis, individually

/s/ Steven T. Millis

Address:

Email:
Telephone:

Daniel R. Millis, individually

/s/ Daniel R. Millis

Address:

Email:
Telephone:

SELLERS' REPRESENTATIVE:

David P. Millis, individually

/s/ David P. Millis

I, Traci Millis, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Equity. I hereby release any and all interest or claims that I may have with respect to the Equity, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/ Traci Millis
Traci Millis, individually

I, Margaret Millis, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Equity. I hereby release any and all interest or claims that I may have with respect to the Equity, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/ Margaret Millis
Margaret Millis, individually

I, Sheryl Millis, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Equity. I hereby release any and all interest or claims that I may have with respect to the Equity, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/ Sheryl Millis
Sheryl Millis, individually

I, Todd Pearson, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Equity. I hereby release any and all interest or claims that I may have with respect to the Equity, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/ Todd Pearson
Todd Pearson, individually

I, Jim Powell, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Equity. I hereby release any and all interest or claims that I may have with respect to the Equity, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/ Jim Powell
Jim Powell, individually

I, Jana Millis, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Equity. I hereby release any and all interest or claims that I may have with respect to the Equity, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/ Jana Millis
Jana Millis, individually

I, Dena Millis, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Equity. I hereby release any and all interest or claims that I may have with respect to the Equity, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/ Dena Millis
Dena Millis, individually

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